Exhibit 10.01

AMENDED AND RESTATED

STOCKPURCHASE AGREEMENT

by and among

NEXT GROUP ACQUISITION, INC.,

NEXT GROUP HOLDINGS, INC.,

LIMECOM, INC.,

and

HERITAGE VENTURES, LIMITED

As of OCTOBER 19, 2017

i

Schedules and Exhibits

Exhibits:

Exhibit A: Form of Escrow Agreement

Exhibit B: Form of Corporate Legal Opinion

Schedules:

Schedule 1.1(a)	Knowledge Parties

Schedule 4.1	Jurisdictions

Schedule 4.3(a)	Title; Capital Structure

Schedule 4.3(c)	Equity Interests

Schedule 4.4	Conflicts

Schedule 4.5	Real Property

Schedule 4.6	Sufficiency; Title to Assets

Schedule 4.7(a)	LimeCom Financial Statements

Schedule 4.8	Legal Proceedings

Schedule 4.10(b)	Privacy Policies

Schedule 4.10(c)	Permits

Schedule 4.11	Company Contracts

Schedule 4.12	Taxes

Schedule 4.12(j)	Taxing Jurisdictions

Schedule 4.13(a)(i)	Employees

Schedule 4.13(a)(ii)	Employment Agreements

Schedule 4.13(b)	Termination of Employment

Schedule 4.14(a)	Employee Benefit Plans

Schedule 4.14(h)	Continuation Coverage

Schedule 4.14(j)	280G Payments

Schedule 4.14(k)	Non-Qualified Deferred Comp Plans

Schedule 4.15	Terminated Employees

Schedule 4.16(a)	Company-Owned Intellectual Property

Schedule 4.16(b)	Company-Licensed Intellectual Property

Schedule 4.16(c)	Other Intellectual Property

Schedule 4.16(i)(1)	Company-Owned Software

Schedule 4.16(i)(2)	Company-Licensed Software

Schedule 4.18	Bank Accounts; Lock Boxes

Schedule 4.19	Changes

Schedule 4.20	Affiliate Transactions

Schedule 4.21	Insurance

Schedule 4.23	Customers and Suppliers

Schedule 4.24	Liabilities

Schedule 4.25	Warranties

Schedule 4.26	Accounts Receivable Aging

Schedule 6.10	Employee Offer Letters

Schedule 7.2(j)	IP Assignments

Schedule 7.2(k)	Customer Interviews

v

STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED STOCKPURCHASE AGREEMENT, dated as of October 19, 2017 (this “Agreement”), is made and entered into by and among Next Group Acquisition, Inc., a Florida corporation (the “Purchaser”),Next Group Holdings, Inc., a Florida corporation (the “Parent Company”), Heritage Ventures Limited, an Irish private limited company (the “Seller”), and LimeCom, Inc., a Florida corporation (the “Company”). The Purchaser, the Parent Company, the Seller, and Orlando Taddeoare sometimes individually referred to herein as a “Party” and collectively as the “Parties.” This Agreement supersedes and replaces all prior agreements between the Parties.

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding capital stock, options, and warrants as well as any and all convertible securities of LimeCom, Inc., representing all of the shares of capital stock and all other equity, financial and ownership interests in and to LimeCom Inc. (collectively, the “LimeCom Stock”);

WHEREAS, the Company is engaged in the Business of purchase and resale ofInternational Long Distance VOIP minutes;

WHEREAS, Orlando Taddeo is the record and beneficial owner of 95% of the issued and outstanding shares of Heritage Ventures Limited;

WHEREAS, the Purchaser is a wholly-owned subsidiary of the Parent Company;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

Article I
CONSTRUCTION; DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” means all accounts receivable, notes receivable and other monies due for sales and deliveries of goods or performance of services by the Company arising out of the conduct of the Business.

“Action” means any action, cause of action, lawsuit, arbitration, mediation, claim, crossclaim, counterclaim, complaint, criminal prosecution, examination, investigation or inquiry, audit, compliance review, inspection, hearing, or other proceeding by or before any arbitrator, mediator, court, regulatory body, commission or other Governmental Entity (whether civil, criminal, administrative, investigative, formal or informal, public or private).

“Affiliate” of any specified Person means (a) any other Person directly or indirectly, through one or more intermediaries, Controlling or Controlled by or under direct or indirect common Control with such specified Person, (b) any officer, director, member, manager, governor or partner of such specified Person or (c) any Person related to such specified Person by blood or marriage.

1

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party, as set forth in Section 10.4.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1 of this Agreement.

“Closing Date” means the date that the Closing occurs pursuant to Section 8.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means LimeComInc.

“Contract” means any agreement, arrangement, authorization, permit, commitment, contract, indenture, note, instrument, lease, license, obligation, mortgage, plan, practice, restriction, understanding or undertaking of any kind or character, or any other document or instrument to which any Person is a party or that is binding on any Person or its capital stock, membership interests or other equity securities, assets or business.

“Control” means (including the terms “Controlling” or “Controlled by”), when used with respect to any specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership or financial interest, by Contract or otherwise.

“Dollar”, “Dollars” and the symbol “$”mean lawful money of the United States of America.

“Earn-Out Purchase Price” means$2,000,000to be paid to Seller, if the Company fulfills all of the conditions for payment of the Earn-Out Purchase Price, as provided for inSection 3.6.

“Employee Benefit Plan” means with respect to the Company, each “employee benefit plan” (as defined in Section 3(3) of ERISA, determined without regard to whether such plan is subject to ERISA), each severance, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, legal services, incentive or bonus, retention, change in control, deferred compensation, profit sharing, welfare, option to purchase equity or other equity incentive plan, fund, program, agreement, arrangement or scheme and each other employee benefit plan, fund, program, agreement, arrangement or scheme (whether written or oral), including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is or was at any time sponsored or maintained or required to be sponsored or maintained by such Company or any ERISA Affiliate or to which such Company or any ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, managers, governors, members, partners, officers, consultants, independent contractors, contingent workers or leased employees of such Company or the dependents of any of them or otherwise with respect to which such Company has or may have any present or future obligation or liability.

2

“Employment Agreement” means any employment contract, consulting agreement, termination, retention or severance agreement, change of control agreement, non-compete agreement, non-solicit agreement, confidentiality agreement, intellectual property assignment agreement or any other Contract respecting the terms and conditions (including restrictive covenants) of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, partner, manager, director, governor, member, employee, consultant or independent contractor, whether written or oral.

“Environmental and Safety Requirements” means all foreign and domestic Laws and all contractual obligations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with either Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” means the account established by the Purchaser and Sellers with the Escrow Agent for purposes of holding and disbursing the Escrow Amount.

“Escrow Agent” means John Ainsworth, ESQ.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by the Purchaser, the Sellers and Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Equity Interests” means the LimeComStock.

“Final Closing Statement” means the Closing Statement as finally determined pursuant to Section 3.2 hereof, which shall be final and binding on the Parties.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

3

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, municipality, ministry, body or commission or other governmental or public authority, entity or agency, domestic or foreign, and any arbitrator or arbitration panel.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental and Safety Requirement, pesticide, petroleum product, mold, lead, asbestos and polychlorinated biphenyl.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act) and the rules and regulations promulgated thereunder and all amendments thereto.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any obligations for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which the Company has assured a creditor against loss (including, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness or obligation of the type described above guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on any of the assets of the Company, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any Liability of the Company for any change-of-control, severance, termination or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any off-balance sheet financing of the Company, (xi) any Liabilities, obligations or other amounts owed to any current and former shareholders of LimeCom Inc. that have loaned or advanced funds to the Company, (xii) any Liabilities, obligations or other amounts owed to any current and former shareholders, members or employees of the Company for accrued or deferred compensation, salary, or benefits or otherwise owed or payable in connection with services rendered by such current or former shareholder, member or employee to the Company or in connection with any position held by any such Person at the Company, and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Indemnified Party” means a Purchaser or Parent Indemnified Party or a Seller Indemnified Party, as applicable.

“Initial Purchase Price” means41,443,847shares of common stock of the Parent Company, to be paid to Seller on Closing.

4

“Intellectual Property” means all (i) United States and foreign patents and patent applications of any kind, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing, (ii) unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including (in whatever form or medium), data, information, discoveries, ideas, compositions, formulas, computer programs (including source and object codes), Software, databases, drawings, designs, plans, proposals, presentations, specifications, photographs, samples, models, methodologies, processes, procedures, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be sublicensed to any Person, (iii) trademarks, trade names, applications for trademark registration, service marks, applications for service mark registration, domain names and URLs, Facebook accounts, Twitter handles, registrations and applications for registrations pertaining to the foregoing, (iv) any derivations of the foregoing, and (v) all goodwill associated with the foregoing, and any and all claims of infringement and misappropriation against third parties.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge of the Seller” and phrases of similar import (including references to Seller being aware of a particular matter) mean the collective universe of knowledge of all of the Seller and all of the other Persons listed on Schedule 1.1(a), including knowledge of all facts or matters that any such Seller or other Person obtained or should have obtained after due investigation or inquiry.

“Laws” means all statutes, laws, rules, codes, treaties, regulations, principles of common law, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or enacted, promulgated, issued, enforced or entered into by, all Governmental Entities.

“Liabilities” means, as to any Person, all Indebtedness, claims, suits, demands, actions, liabilities, commitments, responsibilities, awards, judgments, penalties, costs, expenses, loss contingencies,deficiencies, obligations, endorsements or guarantees of any kind or nature whatsoever, direct, indirect, primary or secondary, absolute or contingent, of or against such Person, whether accrued or unaccrued, joint or several, vested or unvested, disputed or undisputed, liquidated or unliquidated, secured or unsecured, due or to become due, known or unknown, executory, determined, determinable or otherwise and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Liens” mean all mortgages, liens, charges, pledges, hypothecations, security interests, encumbrances, rights of offset, claims, easements, encroachments, defects of title, leases, subleases, licenses, covenants, rights of way, options, rights to acquire (including any option, call right, warrant, right of first refusal or similar right), and all other restrictions or limitations on the use, transfer or exercise of any attribute of ownership, however evidenced or created (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any agreement in the nature of the foregoing, and the filing of or agreement to file any financing statement or other public notice under the lien notice records or other similar legislation of any jurisdiction).

5

“LimeComFinancial Statements” means (a) the audited balance sheets of LimeCom Inc. as of December 31, 2016 and December 31, 2015, and (b) the unaudited statements of income and retained earnings and statements of cash flows of LimeCom Inc. for the interim period of 2017, as both are required by Regulation S-X and Rule 3.051.

“Loss” or “Losses” mean any and all damages, losses, assessments, charges, deficiencies, Liabilities, Actions, demands, obligations (including corrective and remedial obligations), diminution in value, penalties, fines, interest, judgments, awards, costs and expenses (whether such costs and expenses relate to claims asserted by Persons indemnified under this Agreement or third parties), including all costs of investigation, costs of settlement, litigation expenses, and reasonable fees and expenses of counsel, accountants, consultants and experts, in each case, whether direct or indirect, suffered, incurred, sustained or claimed by a Person.

“Material Adverse Effect” means any change, development, condition, state of facts, event, occurrence or effect that, individually or in the aggregate, with all other changes, developments, conditions, states of facts, events, occurrences or effects, has had, or would reasonably be expected to have, a material adverse effect, of 10% or more, on the businesses, operations, prospects, assets, Liabilities, financial condition or results of operations of either Company or the Business, whether viewed on a long term, intermediate term, or short term basis, or an adverse effect on any Party’s ability to perform its respective obligations hereunder or on the ability of such Party timely to consummate the Acquisition.

“Ordinary Course” means the ordinary course of the normal day-to-day operations of the Business consistent with past practice, and excluding any activities relating to or in anticipation of the transactions contemplated hereby.

“Organizational Documents” means, with respect to any Person, its certificate (or articles) of incorporation, organization or formation, bylaws, operating or limited liability company agreement, partnership agreement, shareholders’ agreement and any similar governing, organizational or constitutive documents or agreements, as applicable.Seller will provide good standing certificates for the Company.

“Parent Indemnified Parties” means the Parent Company and its Affiliates (including the Company from and after the Closing), each of their respective officers, directors, managers, members, partners, employees, agents and representatives (excluding the Sellers) and each of the heirs, executors, successors and assigns of any of the foregoing.

“Permits” means all licenses, permits (including environmental, construction and operation permits), notifications, certificates, approvals, exemptions, classifications, registrations, franchises, and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and the like incurred in the Ordinary Course, not securing any Indebtedness and not delinquent, and any lien of VOIP.

1See 17 C.F.R. Ch. II, Pt. 210, et seq.

6

“Person” means any individual, corporation, partnership, limited partnership, joint venture, joint stock company, limited liability company, trust, unincorporated organization or association, other entity or Governmental Entity.

“Purchase Price” means the aggregate of (a) 51,804,809 shares of common stock of the Parent Company, and (b) $2,000,000.00.

“Purchaser Ancillary Documents” means any certificate, agreement, instrument or other document, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company from and after the Closing), each of their respective officers, directors, managers, members, partners, employees, agents and representatives (excluding the Sellers) and each of the heirs, executors, successors and assigns of any of the foregoing.

“Rescission Effective Date” means the date upon which the rescission of the within Agreement shall be effective, which shall be 30 days following the Rescission Notification Date.

“Rescission Date” means the 240th day following the Closing of this Agreement.

“Rescission Notification Date” means the date upon which either the Seller or the Parent Company notifies the other Party of its intent to rescind the within Agreement, under the terms of Section 3.5, which shall be no more than 15 days following the Rescission Date.

“Seller Ancillary Documents” means any certificate, agreement, instrument or other document, other than this Agreement, to be executed and delivered by or on behalf of the Company, any Seller, Newco or any of their respective Affiliates in connection with the transactions contemplated hereby.

“Seller Indemnified Parties” means the Sellers and their Affiliates (including the Company until but not after the Closing), each of the respective officers, directors, managers, members, partners, employees, agents and representatives of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing.

“Tax Return” means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto and any estimated returns and any amendment thereof.

“Taxes” means any and all taxes, levies, imposts, duties, fees, tariffs and other similar charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or similar charge.

7

“Transaction Expense” means any Liability of either Company or any Seller incurred in connection with the negotiation, preparation or execution of this Agreement or theSeller Ancillary Documents, the performance of the Sellers’, the Company’s, and any of their pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including any fees, costs and expenses incurred by the Company on behalf of the Sellers or any employee of the Company), specifically including (i) all fees or expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or other Person, (ii) all fees of brokers, finders or investment bankers, (iii) all fees and expenses of counsel, auditors, accountants, consultants and experts, and (iv) all sale, change-of-control, prepayment, termination, severance, stay, retention, annual incentive, sign-on or similar bonuses, fees or payments (including all costs, payments and fees payable to current or former directors, managers, governors, partners, employees, consultants or other vendors or service providers of either Company in connection with the termination of any Employment Agreements or other Contracts) paid as a result (in whole or in part) of or in connection with the transactions contemplated by this Agreement, including payments that vest, partially vest, or become payable after Closing in whole or in part due to the Closing or otherwise due to the transactions contemplated hereby, even if full vesting or payment thereof is subject to additional contingencies or conditions, and including any “gross-up” payment, Taxes, Employee Benefit Plan contributions or other costs or expenses incurred or payable by the Company in connection therewith.

“Transfer Taxes” means all sales (including bulk sales), use, value-added, documentary, stamp, gross receipts, registration, transfer, real property transfer, conveyance, excise, license, recording, stock transfer and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and fees arising out of or in connection with the transactions effected pursuant to this Agreement and the ancillary documents hereto.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

Section 1.2 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) unless such reference is specifically to “Business Days,” and if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter, (f) the terms “year” and “years” mean and refer to calendar year(s), (g) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars, and (h) when this Agreement describes a two-Party relationship or interaction that occurs at or before the Closing, the Purchaser shall be deemed to be a single Party and the Company and the Seller, collectively, shall be deemed to be the other Party, and, when this Agreement describes a two-Party relationship or interaction that occurs after the Closing, the Purchaser and the Company, collectively, shall be deemed to be a single Party and the Seller, collectively, shall be deemed to be the other Party. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. References herein to documents “provided” or “made available” to the Purchaser, or similar terms, include all documents provided by the Sellers and the Company, or representatives thereof, to Purchaser or its representatives in whatever manner. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

8

Section 1.3 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition	Recitals

Agreement	Preamble

Alternative Transaction	6.6(a)

Business	Recitals

Closing Statement	3.2(a)

Company Agents	4.9(d)

Company-Licensed Intellectual Property	4.15(b)

Company-Licensed Software	4.15(i)

Company-Owned Intellectual Property	4.15(a)

Company-Owned Software	4.15(i)

Company Contracts	4.10

Confidential Information	6.4

Data Site	1.2

Debt Holder	3.4(a)

Debt Pay-Offs	3.1(b)

Dispute Notice	3.2(a)

Enforceability Exceptions	4.2

Flow of Funds Statement	3.1(c)

Hearing Representatives	4.12(c)

Indemnification Cap	10.5(a)

Indemnifying Party	10.3(a)

Independent Accountant	3.2(b)

Insiders	4.19

Lease	4.5

Leased Real Property	4.5

9

Term	Section
LimeCom Inc.	Preamble

LimeCom Shareholders	Preamble

LimeCom Stock	Recitals

LimeCom Working Capital Adjustment	3.2(c)

NEXT 2	2.1

Non-Compete Period	6.9(a)

Other Intellectual Property	4.15(c)

Parties	Preamble

Party	Preamble

Payment Card Data	4.9(d)

Pay-Off Letter	3.4(a)

PCI Standards	4.9(d)

Pre-Closing Taxes	6.8(d)

Purchaser	Preamble

Purchaser Losses	10.1

Releasors	10.8(a)

Restricted Individual	6.9(b)

Review Period	3.2(a)

Seller Losses	10.2

Sellers	Preamble

Seller Divident	3.8

Straddle Tax Returns	6.8(d)

10

Section 1.4 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article II
PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants contained herein, at the Closing: (a) the Parent Company will cause the Purchaser to transfer the Initial Purchase Price to the Seller, and (b) the Seller willtransfer to the Purchaser one hundred percent (100%) of the LimeCom Stock.

Article III
PURCHASE PRICE; ADJUSTMENTS

Section 3.1 Purchase Price; Payment. The Parties agree that the Purchase Price is the aggregate of51,804,809 shares of common stock in the Parent Company,and $2,000,000 in cash, subject to the Earn-Out in Section 3.6. Title to the shares of LimeCom will pass on Closing, and be subject to the Right of Rescission, as provided for in Section 3.5. With respect to the Escrow Provision of Section 3.7, the Parties agree that 10,360,962 shares of common stock of the Parent Companywill be held in escrow for a period of eight (8) months, as per the Escrow Agreement. Further, it is understood and agreed that any adjustment in the Purchase Price will be subject to the terms of the within Agreement and the Escrow Agreement.

Section 3.2 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment in accordance with the following:

(a) If the Sellers provide a Dispute Notice within the Review Period, then the Sellers and Purchaser shall endeavor to use good faith efforts to resolve such dispute in a timely manner, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of the Purchaser and the Sellers, which agreement shall be final and binding as to the Seller. If the Seller and the Purchaser are unable to resolve the disagreement within thirty (30) days following the delivery of the Dispute Notice, then the Parties shall retain Mutual agreed third party or, if such Person does not accept such designation, such other international accounting firm as is mutually agreed upon by the Seller and Purchaser (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. The Independent Accountant will be retained under a retention letter executed by the Sellers and Purchaser that specifies that the determination of the Independent Accountant (which shall constitute the Final Closing Statement) shall be made, and written notice thereof given to the Parties, within thirty (30) days after the date of the retention letter and that the determination by the Independent Accountant shall be final, binding and conclusive upon the Seller and the Purchaser. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Dispute Notice, and the preparation of the Final Closing Statement in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 3.2(a), the fees and expenses of the Independent Accountant shall be allocated to and be paid by the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accountant.

11

Section 3.3 Debt Payoffs; Transaction Expenses.

(a) Not less than five (5) Business Days before the Closing Date, the Seller shall cause to be delivered to the Purchaser a letter (a “Pay-Off Letter”) from each holder of any Indebtedness of the Company (each a “Debt Holder”), addressed to the Purchaser. Each Pay-Off Letter shall be in form and substance reasonably acceptable to the Purchaser and shall contain (i) the name of such Debt Holder to whom such Indebtedness is owed, (ii) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing or to be due or owing with respect thereto, and to satisfy any other Liabilities to such Debt Holder and to terminate any executory agreement by the Company in favor of such Debt Holder, (iii) an agreement by such Debt Holder to release, and authorizing the Purchaser to make any necessary filings to effect or evidence the release of, any Liens on any of the assets of the Company securing such Indebtedness upon payment of such stated amount, and (iv) wiring or other payment instructions for each such Debt Holder.Except for LimeCom credit line, Purchaser will most likely approve and Next Group Acquisition, Inc. will assume all the liabilities in the normal course of business

(b) Not less than five (5) Business Days before the Closing Date, the Seller shall provide to the Purchaser a detailed description of each Transaction Expense, indicating the amount of such Transaction Expense, each payee, and wire or other payment instructions, certified by the Sellers as constituting all unpaid Transaction Expenses of the Company incurred or to be incurred through the Closing Date.

Section 3.4 Withholding Taxes. Notwithstanding any other provision in this Agreement to the contrary, the Purchaser and the Seller shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if the Purchaser or the Seller, as the case may be, reasonably determines that such withholding is required by Law, and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Seller and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller or other recipient of payments in respect of which such deduction and withholding was made.

Section 3.5 Mutual Right of Rescission of Seller and Purchaser.

(a) Seller’s Right of Rescission. If, before the Rescission Date, the Purchaser fails to pay to the Seller the Earn-Out Purchase Price of $2,000,000, the Seller may elect to rescind the within Agreement by notifying the Purchaserbefore the Rescission Notification Date of the Seller’s intent to so rescind the Agreement. If the Purchaser fails to pay the Seller the Earn-Out Purchase Price of $2,000,000 before the Rescission Date, and if the Seller nonetheless elects not to rescind the within Agreement, the Seller will be entitled to be paid the Earn-Out Purchase Price, subject to the terms of Section 3.6 below, and the Earn-Out Purchase Price will be paid from the net income of the Company, which will be paid to the Seller with priority over any other distribution to the Parent Company or otherwise, on a quarterly basis.

(b) If there is a Material Adverse Change in either the net profit or the net asset value of the Company before the Rescission Date, the Parent Company may elect to rescind the within Agreement by notifying the Seller before the Rescission Notification Date of the Purchaser’s intent to so rescind the Agreement.

12

(c) If either the Seller or the Purchaser elects to rescind the within Agreement under the terms of these Sections 3.5(a) or (b):

(i) The rescission will be effective on the Rescission Effective Date, and the Seller will return the Purchase Price paid to date, whether shares of common stock of the Parent Company or cash, on or before the Rescission Effective Date.

(ii) In the period of time after the Closing and before the Rescission Date the Parent Company will have full dominion and control over the funds and finances of the Company such that the financial statements of the Parent Company, the Purchaser, and the Company may be consolidated (including the ability to record the revenue of the Company) according to SEC rules and regulations and GAAP guidelines, including the ability to cause the Company to issue dividends or make an inter-company loans to the Parent Company (so that the Parent Company is able to make payment to the Note Holders of the Parent Company). Notwithstanding the foregoing, in the event that this Agreement is rescinded by any Party all payments made by the Company to the Note Holders of the Parent Company shall be reimbursed to the Company in the form of the issuance of a convertible note secured by the assets of the Parent Company and convertible into shares of the Parent Company, the terms of which shall be fixed by the Parties prior to Closing.

(d) It is further agreed that in the event either Selleror Purchaser elects to exercise said right of rescission, each party will cooperate fully with the other and reasonably execute all documents required to effect a rescission of the within transaction.

(e) If the Parent Company pays to the Seller the Earn-Out Purchase Price before the Rescission Date, neither the Seller nor the Parent Company may elect to rescind the within Agreement.

Section 3.6 Earn-Out. Eight (8) moths after the Closing, the Purchaser will pay to the Seller the Earn-Out Purchase Price if the Company during fiscal year 2017 produces in excess of both: (a) gross revenue of $125,000,000 and (b) EBITA of $2,500,000. If the Company produces gross revenue or EBITA less than the amounts specified herein, the Purchaser will pay to the Seller the Earn-Out Purchase Price, multiplied by the lesser of either (x) the Company’s actual gross revenue for fiscal year 2017, divided by $125,000,000, or (y) the Company’s actual EBITA for fiscal year 2017, divided by $2,500,000 (the Purchaser will pay to the Seller the Earn-Out Purchase Price, reduced pro rata). If any claims against the Company, which accrued before the Closing date, arise in the period between the Closing date the Rescission Date, the Earn-Out Purchase Price to be paid to the Seller in accordance with this Section 3.6 will be reduced by the amount of such claim, after any proration which may be required by the second sentence of this section.

(a) Examples:

(1)	If: (a) gross revenue is $130,000,000, and (b) EBITA is $3,000,000, the Purchaser will pay to the Seller the Earn-Out Purchase Price of $2,000,000.

(2)	If (a) gross revenue is $127,000,000, and (b) EBITA is $2,200,000, the Purchaser will pay to the Seller $2,00,000 x (2,200,000 ÷ 2,500,000) = $1,760,000.

13

(3)	If (a) gross revenue is $115,000,000, and (b) EBITA is $2,600,000, the Purchaser will pay to the Seller $2,000,000 x (115,000,000 ÷ 125,000,000) = $1,840,000.

(4)	If (a) gross revenue is $115,000,000, and (b) EBITA is $2,200,000, the Purchaser will pay to the Seller the lesser of:

$2,000,000 x (2,200,000 ÷ 2,500,000) = $1,760,000

or

$2,000,000 x (115,000,000 ÷ 125,000,000) = $1,840,000

Section 3.7 Escrow. On the Closing Date, the Purchaser will transfer to the Escrow Agent 10,360,962 shares of common stock of the Parent Company (the “Escrow Amount”), and the Escrow Agent will hold the Escrow Amount pursuant to the terms and conditions of the Escrow Agreement. The Escrow Agent will pay the Escrow Amount to the Seller in accordance with the Escrow Agreement and the terms and conditions of the within Agreement.

Section 3.8 Limecom Dividends Prior to Closing. After the execution of this Agreement, and before the Closing, the Company shall declare a dividend in favor of the Seller (the “Seller Dividend”) in the amount of (a) the current and accumulated earnings and profits of the Company as calculated on the date the dividend is declared, less (b) all applicable taxes for which the Company is liable for such income earned in the year during which the Seller Dividend is declared. The Company shall maintain the Seller Dividend as a liability on the Company’s books and records until the Seller Dividend is paid. The Parent Company and the Purchaser shall cause the Company to pay the Seller Dividend concurrently with the payment of the Earn-Out Purchase Price.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SellerS

The Company and the Sellers hereby, jointly and severally, make the following representations and warranties to the Purchaser as of the date of this Agreement and again as of the Closing Date. Unless the context of this Agreement otherwise clearly requires, all references in this Article IV to the Company shall include LimeCom Inc. as of the date hereof.

Section 4.1 Organization.

(a) As of the date hereof, LimeCom Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. A list of all jurisdictions in which either Company is so qualified or registered to do business is set forth on Schedule 4.1. The Sellers have made available to the Purchaser true, correct and complete copies of (i) the Certificate of Incorporation and Bylaws of LimeCom Inc., and all of the other Organizational Documents of the Company, together with all schedules, exhibits and attachments thereto, each as amended and restated to date and as currently in effect and (ii) all of the books and records of the Company (including all equity register, capital account and transfer records and all minute books and resolutions of the Company), which record all actions taken by the shareholders, directors, members and managers of the Company (and all committees thereof) and all issuances and transfers of the Equity Interests or other securities of the Company. The Company is not in default under or in violation of any provision of any of its Organizational Documents.

14

(b) TheOrlando Taddeois an individual resident ofItaly. As of the Closing Date,Orlando Taddeo and the Seller together have all requisite power and authority to acquire, own and sell the LimeCom Stock and own, lease and operate its properties and to carry on its business.

Section 4.2 Authority. The Company, the Seller, and Orlando Taddeo haveall requisite capacity, power and authority to execute and deliver this Agreement and the Seller Ancillary Documents to which such Person is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and the Seller of this Agreement, and the execution by Company andthe Seller of the Seller Ancillary Documents to which such Person is a party, the performance by the Company andthe Seller of his, her or its respective obligations hereunder and thereunder, and the consummation by the Companythe Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary entity or other action on the part of such Person. This Agreement has been, and as of the Closing Date, all of the Seller Ancillary Documents shall be, duly executed and delivered by the Company and the Seller, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, this Agreement does, and as of the Closing Date, all of the Seller Ancillary Documents will, constitute legally valid and binding obligations of the Company and the Seller enforceable against the Company and the Seller in accordance with their respective terms, except as such enforceability may be limited by (a) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (b) the effect of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) ((a) and (b) collectively, the “Enforceability Exceptions”).

Section 4.3 Title; Capital Structure.

(a) The total authorized shares of capital stock of LimeCom Inc. consist of 1,000shares, no par value, of which 1,000shares are issued and outstanding to the LimeCom Shareholders. There is no other class or series of LimeCom Stock, options, or warrants, or any convertible debt authorized, issued or outstanding by LimeCom Inc. Schedule 4.3(a) sets forth a true, complete and accurate listing of each Person that is the registered owner of any of the equity interests of the Company. The Seller is the sole legal and beneficial owner of all of the LimeCom Stock shown as owned by the Seller on Schedule 4.3(a) and has full and valid legal and beneficial title to such LimeCom Stock, free and clear of all Liens. As of the Closing Date, the Acquired Membership Interests will represent, directly or indirectly, 100% of all outstanding ownership interests in the Company.

15

(b) All of the shares of LimeCom Stock areduly authorized, validly issued, fully paid and nonassessable, and no such Equity Interests were issued, or will be issued, to the initial holder thereof or to the applicable Seller in violation of any Law, Contract or the preemptive rights or similar rights of any Person. No Seller has previously assigned, transferred, pledged, hypothecated or otherwise disposed of any shares of LimeCom Stock or any interest therein, including by the grant of any Lien therein. Upon consummation of the Closing the Seller will have transferred to Purchaser all right, title and interest in the acquire stock, free and clear of all Liens, encumbrances or agreements, which will result in Purchaser owning 100% of the outstanding LimeCom Stock (and all other equity, financial or ownership interests) in LimeCom Inc.

(c) Except as set forth on Schedule 4.3(c), with respect to theCompany, the Seller, and Orlando Taddeo(i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the issued or unissued Equity Interests (or other shares of capital stock, membership interest, equity, financial or ownership interest) of the Company, (ii) there are no obligations of the Company to issue any additional shares of LimeCom Stock, or other securities or equity, financial or ownership interest to any Person (or any Indebtedness, securities, rights or Contracts convertible into any such interest), (iii) there are no outstanding Contracts of the Company, any Seller or any other Person to purchase, redeem or otherwise acquire, transfer, issue, assign or sell any of the LimeCom Stock, or any other security or equity, financial or ownership interest in the Company (or Contracts, securities or obligations of any kind convertible into any of the foregoing), (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to such Company and (v) except for the Organizational Documents made available to the Purchaser, there are no voting agreements, voting trusts or other Contracts relating to the management, governance, ownership, securities or equity of the Company or to any of the Equity Interests. No shares of LimeCom Stock are reserved for issuance to any Person or pursuant to any plan or Contract. Except as set forth on Schedule 4.3(c), the LimeCom Stock is freely transferable to Purchaser at Closing and LimeCom Stock is, or will be as of the Closing Date, subject to any transfer restrictions, preemptive rights, registration rights or similar rights, restrictions or limitations.

Section 4.4 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller and Orlando Taddeo Ancillary Documents by the Company and the Seller, the consummation by the Company and the Seller of the transactions contemplated hereby and thereby, and the Company’s and the Seller’s fulfillment of, and compliance with, the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passage of time or the giving of notice (a) violate or conflict with, (b) constitute a breach of or default under, (c) result in the loss of any benefit under, (d) permit the acceleration of any obligation under, (e) create in any party the right to terminate, modify or cancel, (f) result in the creation of any Lien upon any of the Equity Interests or any assets of either Company under, or (g)require any authorization, consent, approval, waiver, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity or other Person under (i) any term or provision of the Organizational Documents of the Company, (ii) except as indicated on Schedule 4.4, any Contract to which the Seller or the Company (or its assets, securities or businesses) is bound or affected, or (iii) any Law, Permit or order or ruling of any court or Governmental Entity applicable to the Seller or the Company. Except as set forth on Schedule 4.4, no consent, waiver, Permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other Person is required on the part of the Company or the Seller (or, as of the Closing Date with respect to the Seller Ancillary Documents, Newco) in connection with the execution and delivery by the Company and the Seller of this Agreement or the Seller Ancillary Documents, the performance by the Company or the Seller of his, her or its obligations hereunder or thereunder, or the consummation by the Company or the Seller of the transactions contemplated hereby or thereby. The Company and the Seller has waived and hereby does waive (in such Seller’s individual capacity and as a shareholder, member, manager or officer of the Company) any and all rights of first refusal, preemptive rights or other rights or transfer restrictions under the Company’s Organizational Documents or any other Contract, instrument or document that are or could be deemed inconsistent with this Agreement or any of the transactions contemplated hereby.

16

Section 4.5 Real Property. The Company does not own any real property. Schedule 4.5 lists all leasehold interests of the Company in or to real property (each, a “Lease” and, such properties collectively, together with all fixtures and improvements thereon, the “Leased Real Property”), which in each case are validly held by the Company in the Company’s name, free and clear of all Liens (other than Permitted Liens) and not subject to any deeds of trust, assignments, subleases or rights of any Person known to or created or permitted by the Company or its respective Affiliates other than the lessor thereof or any mortgagees of such lessors. The Leased Real Property constitutes all real property and improvements used in the Business or otherwise used, held or occupied by the Company. The Sellerhas made available to the Purchaser true, correct and complete copies of all Leases, and all amendments, schedules, exhibits, guaranties and addendums thereto. Other than such Leases, there are no other Contracts, instruments or documents relating to the access, use, maintenance or operation of such Leased Real Property. The Leases are in full force and effect, the Companyis current with respect to all payments due under the Leases, the Company has complied with all obligations under the Leases (including obtaining all necessary third Person consents, approvals and Permits), such Leases will remain in full force and effect following the Closing, and there is no existing default by either Company or any event or condition that with the passage of time or the giving of notice, or both, would constitute an event of default by either Company or otherwise give rise to a right of termination, as applicable, under any Lease or any existing default by any other party to any Lease or any event or condition that with the passage of time or the giving of notice, or both, would constitute an event of default by any other party to any lease. The Company has valid and enforceable rights of physical and legal ingress and egress to and from all Leased Real Property to a public right-of-way. Except as described on Schedule 4.5, no consent or notice is required from the lessor or lessee under any Lease for or as a result of the execution of this Agreement, any Seller Ancillary Document or Purchaser Ancillary Document or the consummation of the transactions contemplated hereby and thereby. Other than the Company, there are no parties in possession or parties having any rights to occupy any of the Leased Real Property. There are no pending or threatened condemnations or other adverse claims affecting the Leased Real Property, and there are no current or pending special assessments or other special costs or fees affecting the Leased Real Property for which the Company would be responsible. Except as set forth in Schedule 4.5, all improvements made or used by the Company on the Leased Real Property have received all Governmental Entity approvals, consents and Permits required in connection with the ownership or operation thereof, and all such improvements have been operated and maintained in compliance with all applicable Laws.

(a) All agreements, contracts or arrangements of any kind, nature or description, including but not limited to, with all vendors, suppliers, and customers are to be provided and reviewed by purchaser.

17

Section 4.6 Sufficiency; Title to Assets. The assets and properties (whether real, personal, tangible or intangible) owned or leased by LimeCom Inc. constitute all of the assets and properties necessary to operate the Business as currently conducted by the Company, proposed to be conducted by the Company, or, except as set forth in Schedule 4.6, conducted by the Company during the past twenty-four (24) months. The Company has good and valid title to, or a valid leasehold interest in or a valid license to use, all such assets and properties, including all assets shown on the Financial Statements and all assets located at the Leased Real Property, and, except as disclosed on Schedule 4.6, all such assets and properties are free and clear of any Liens.

Section 4.7 Title to Shares. On Closing, Seller Agrees to provide satisfactory documentation to show that all shares of the Company being sold to Purchaser are free and clear of any liens, encumbrances or restrictions and are fully paid and non-assessible shares of common stock, and that there are no options, warrants, or convertible securities of any kind, nature, or description of the Company that are issued and outstanding.

Section 4.8 Financial Statements.

(a) Attached as Schedule 4.7(a) are true, correct and complete copies of the LimeCom Financial Statements. Each LimeCom Financial Statement (including in all cases the notes thereto, if any) presents fairly, in accordance with GAAP and IFRS, as applicable, the financial condition, results of operations and cash flows of LimeCom Inc. and the Business as of the respective dates and for the periods indicated therein. TheLimeComFinancial Statements have been prepared from the books, records and accounts of LimeCom Inc. and in accordance with GAAP consistently applied throughout the periods indicated. LimeCom Inc. does not have any Liabilities that are not fully and adequately accrued or reserved against in the balance sheet of LimeCom Inc. as included in the LimeCom Financial Statements provided hereunder. The LimeCom Financial Statements do not include any items of special or nonrecurring income or gain. LimeCom Inc. maintains, and has made available to Purchaser, books, records and accounts which, (i)are accurate and complete and have been maintained in accordance with good business practices on a basis consistent with prior years; (ii)in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LimeCom Inc.; and (iii)accurately and fairly reflect the basis of the LimeComFinancial Statements. LimeCom Inc. maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (A) LimeCom Inc.’s transactions are executed in accordance with management’s general or specific authorization; (B) LimeCom Inc.’s transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (C) that the amount recorded for assets on the books and records of LimeCom Inc. is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

18

Section 4.9 Legal Proceedings. Except as set forth on Schedule 4.8, there is no Action pending or, to the Knowledge of the Seller threatened, against or relating to or affecting either the Company, or any of its assets, properties, businesses, or securities by or before any court or other Governmental Entity, nor are Sellers aware of any reasonable basis for any such Action. The Company is not subject to or bound by any judgment, decree, injunction, writ, award, ruling or order of any court, arbitration panel or other Governmental Entity. The Company is fully insured with respect to each of the matters set forth on Schedule 4.8. There are no Actions at law or in equity pending, or to the Knowledge of the Seller, threatened, against the Seller that could affect the ability of such Seller to perform his, her or its obligations under this Agreement.

Section 4.10 Compliance with Law; Permits; PCI Standards.

(a) The Company is, and has at all times been, in compliance with all Laws applicable to the Company and to the Business as presently or previously conducted, including all federal, state, local or foreign Laws, and the rules and regulations promulgated pursuant to such Laws and all amendments to such Laws. No written or oral notice has been received by the Company or the Seller from any Governmental Entity alleging non-compliance with any Law or a violation of or Liability or potential responsibility under any Law by or affecting either Company or the Business. No investigation, inspection, audit or other Action or proceeding by any Governmental Entity involving non-compliance with any Law or allegations of any violation of any Law by or affecting either Company or the Business is pending, or to the Knowledge of the Sellers, threatened.

(b) The Company and the Business is, and hasbeen, in compliance with (i) all applicable data protection and privacy Laws governing the collection or use of personal information, (ii) any consumer and customer privacy policies or related policies or programs adopted by such Company that concern such Company’s collection or use of personal information, a list of which is set forth on Schedule 4.10(b), and (iii) all requirements contained in the Contracts that such Company has entered into with its customers regarding the collection or use of personal information and data protection and privacy. True, correct and complete copies of all such policies and programs have been made available to Purchaser. The Company (on behalf of itself and the Business) has undertaken such steps as are required to ensure continued compliance with all applicable data protection and privacy Laws and to protect and maintain the security, integrity and confidential nature of the personal information provided to the Company by Persons who do not consent to the disclosure of such information, or have expressly requested that the Company not disclose such information, including by taking and storing on-site and off-site back-up copies of such data, protecting on secure servers at all times all of such data and implementing procedures designed to prevent unauthorized access to such data. All personal information collected by the Company(whether by itself or through the Business) has been used in accordance with applicable data protection and privacy Laws and the applicable privacy policy of such Company since the time of such collection. There have been no unauthorized intrusions or breaches of the data or security of either Company or the Business, nor has there been any complaint or notice alleging or otherwise relating to an improper use, disclosure or breach of the data or security of the Company or the Business and there is no reasonable basis for any Action against the Companyor the Business arising from or related to the improper use, disclosure or breach of the Company’s data or security. The consummation of the transactions contemplated hereby will not result in a violation of any contractual or legal obligations of the Company pertaining to information privacy and security.

19

(c) Schedule 4.9(c) contains a complete listing and summary description of all Permits owned or possessed by the Company or used by the Company in the conduct of the Business. The Company owns or possesses all right, title and interest in and to all Permits that are necessary to enable it to carry on its operations as presently conducted and as proposed to be conducted. The Company is in compliance with the terms and conditions of its Permits, and all such Permits are valid, binding and in full force and effect. No loss or, except as set forth on Schedule 4.9(c), expiration of any such Permit is pending or, to the Knowledge of the Seller, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby).

(d) The Company and its respective employees, agents, Affiliates, independent contractors, subcontractors, suppliers and other representatives (together, the “Company Agents”) and the services they provide (including the software, systems, servers, computers and related equipment used to provide the services) are in compliance with applicable Law, the requirements of any agreement between the Company and processors of Payment Card Data, and the Payment Card Industry Data Security Standards (including the payment application data security standards) as amended, updated, superseded or replaced from time to time by the PCI Security Standards Counsel (the “PCI Standards”), including with respect to the collection, storage, retention, processing, usage, transmission and destruction of Payment Card Data. The Company uses, and cause the Company Agents to use, Payment Card Data only for assisting in completing a card transaction, for fraud control services, or as otherwise specifically permitted in writing by a duly authorized representative of the owner of such Payment Card Data. There has been no unauthorized access to, disclosure of or use of Payment Card Data or other confidential or personally identifiable information collected, stored, retained, processed, used, transmitted or destroyed by the Company or the Company Agents. The Company maintains appropriate business continuity procedures and systems to ensure the security of Payment Card Data in the event of a disruption, disaster or failure of the Company’s primary data systems that involve a risk to Payment Card Data. For purposes of this Section 4.9(d), “Payment Card Data” means any data associated with a payment card or otherwise protected under the PCI Standards, including: (a) “card holder data” which includes (i) primary account number; (ii) cardholder name; (iii) service code; and (iv) expiration date; (b) “sensitive authentication data” which includes (i) magnetic strip data; (ii) CVC2, CVV2, CID; (iii) PIN and PIN Block information; and (iv) any security-related information; and (c) other information used to authenticate cardholders and/or authorize payment card transactions.

20

Section 4.11 Company Contracts. Schedule 4.11 sets forth a true, correct and complete list, in each case referencing the applicable sub-Section below, of the following Contracts to which the Company is a party, by which the Company or any of its respective assets, properties, businesses, or securities is subject, or by which the Company is otherwise bound, whether oral or written (other than the Employment Agreements set forth on Schedule 4.13(a)(i), and the Employee Benefit Plans set forth on Schedule 4.14(a)) (collectively, the “Company Contracts”):

(a) all Leases;

(b) all capital or operating leases or conditional sales agreements relating to personal property;

(c) all Contracts with the customers of the Company;

(d) all Contracts in which the Company has granted “most favored nation” or other preferential pricing provisions or marketing, performance, distribution, exclusivity or territory rights;

(e) all marketing or joint development agreements or similar Contracts;

(f) all distributor agreements, sales representative agreements, reseller agreements or similar Contracts;

(g) all Contracts (individually or together with other Contracts with the same party or with related parties) which either (A) involve future payments, revenues, expenditures or Liabilities (actual or potential) after the Closing Date with a value in excess of $1,000.00 in the aggregate or (B) call for performance by either party over a period of more than one year;

(h) all data provider and data supply Contracts;

(i) all Contracts relating to commission or revenue sharing arrangements with other Persons;

(j) all Contracts containing covenants limiting or restraining in any manner the freedom of the Company or its successors, employees, partners, members, managers, governors or investors to engage in any line or type of business or to compete with any Person, or covenants which purport to be binding on or require compliance by Affiliates of either Company;

(k) all Contracts with any Governmental Entity or any processor of Payment Card Data;

(l) all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the assets or securities of either Company or to the lending of funds by or to the Company;

(m) all Contracts guaranteeing any obligation of another Person, other than endorsements made for collection;

21

(n) all Contracts relating to the ownership of or investments in any Person or any business or enterprise other than the Business (including investments in joint ventures and minority equity investments);

(o) all Contracts to lease, license or assign Intellectual Property or royalty agreements (including any license agreement with a Seller or an Affiliate of any Seller or either Company), whether the Company is the licensor or licensee thereunder, except Off-the-Shelf Software licenses in favor of the Company, and except for Contracts with customers that are on the applicable Company’s standard form (a true, correct and complete copy of which has been provided to the Purchaser);

(p) all Contracts listed on Schedule 4.20;

(q) all Contracts relating to the acquisition or sale of any material assets or property (real, personal, tangible or intangible) used in the Business; and

(r) all other Contracts material to the Company or the Business, whether or not entered into in the Ordinary Course.2

The Seller has provided to the Purchaser a true, correct and complete copy of each written Company Contract, including all amendments thereto. Schedule 4.11 contains an accurate and complete description of all material terms of all oral Company Contracts. Each Company Contract is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. The Company has performed all obligations required to be performed by it in connection with any Company Contract and there exists no breach or default on the part of the Company or, to the Knowledge of the Seller, any other party under any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder. The Seller has no Knowledge of any anticipated breach or termination by either Company or any other party to any Company Contract.

Section 4.12 Tax Returns; Taxes.3 Except as disclosed on Schedule 4.12:

(a) The Company has timely filed all Tax Returns, both foreign and domestic, required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all respects. The Company has paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. The aggregate unpaid Taxes of the Company for Tax periods through the Closing Date do not, and will not, exceed the accruals and reserves for Taxes set forth on the most recent balance sheet included in the Financial Statements or as will be set forth on the consolidated books of the Company as of the Closing Date. All Taxes of the Company attributable to the period from and after the date of such most recent balance sheet and continuing through the Closing Date are attributable to the conduct by such Company of its operations in the Ordinary Course. The Company and the Seller have made available to the Purchaser true, correct and complete copies of all income Tax Returns filed with respect to either Company for taxable periods ending after January 1, 2017 , all examination reports, and statements of deficiencies assessed against or agreed to by either Company and all private letter rulings, revenue agent reports, information document requests, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to with any Governmental Entity by or on behalf of either Company.

2 Categories and scope of contracts to be confirmed through due diligence.

3 All tax provisions are subject to review upon receipt of complete diligence materials.

22

(b) All Taxes that either Company is or was required by Law to withhold or collect (including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law) have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity or other Person.

(c) No deficiencies for or additions to Taxes in the US, Italy, or Ireland, or interest or penalties for any Taxes with respect to any income, properties or operations of theCompany have been claimed, proposed or assessed by any Governmental Entity against the Company that remain outstanding. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that such Company was required to file any Tax Return that was not filed. The Company is not the beneficiary of any extension of time within which to file any Tax Return nor has any request been made for such an extension. The Company has not waived any statute of limitations with respect to Taxes or agreed to extend the period or granted an extension for assessment or collection of any Taxes.

(d) There is no dispute or claim concerning any Taxes of the Company raised by any Governmental Entity in writing.

(e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amounts received on or prior to the Closing Date.

(g) The Company (i) is not and has never been a member of a group of corporations or other entities with which it has filed (or been required to file) group, consolidated, combined or unitary income Tax Returns, and (ii) is not a party to or bound by any Tax sharing or Tax indemnification contractual agreement.

23

(h) The Company has not distributed to its security holders stock or securities of a controlled corporation, nor has any stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i) Schedule 4.12(i) discloses each jurisdiction (other than United States federal) in which the Company is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a Tax “nexus” basis. Except as disclosed on Schedule 4.12(i), neither Company is subject to Tax in any jurisdiction outside the United States.

(j) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Liens related to the Company’s credit line with VOIP.

(k) The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(l) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, as well as any Tax Return filed in Italy or Ireland.

(m) The Company has collected and paid over all applicable sales Taxes from customers or has complied in all respects with the requirements of any exemption from sales being subject to sales Tax, or any other similar tax in Italy or Ireland.

(n) There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(o) All of the property of the Company that is subject to ad valorem or lease Tax has been properly listed and described on the property tax rolls of the appropriate Governmental Entity.

Section 4.13 Employees; Hearing Representatives.4

(a) Schedule 4.13(a)(i) contains a true, correct and complete list of all of the employees (whether full-time, part-time or otherwise) and all individual independent contractors of the Company, specifying which Company is their employer, their position, office location, state or nation of residence or citizenship, exempt/non-exempt status, full-time/part-time status, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), accrued vacation or other paid-time off, work location and length of service, together with an appropriate notation next to the name of any individual on such list who is subject to any Employment Agreement. Schedule 4.13(a)(i)accurately identifies each such employee who is not fully available to perform work because of a medical or other leave and sets forth the nature of such leave (e.g. medical, family, military, etc.) and the anticipated date of return to full service. Except as set forth on Schedule 4.13(a)(ii), the Company is not a party to or bound by any Employment Agreement. The Sellers have provided to the Purchaser true, correct and complete copies of each Employment Agreement to which the Company is a party, or by which it is otherwise bound. Each Employment Agreement to which the Company is a party, or by which it is otherwise bound, is legal, valid, binding, enforceable and in full force and effect and can be terminated by theCompany at any time (with or without cause) without any increased cost or Liability to theCompany (including any obligation to pay severance, additional compensation or termination payments). The Company has performed all obligations required to be performed by it in connection with each such Employment Agreement, and there exists no breach or default on the part of the Company or, to the Knowledge of the Seller, any other party under any such Employment Agreement, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder.

4 All employment/benefits provisions are subject to review upon receipt of complete diligence materials.

24

(b) The Company has not improperly classified (i) any Person as an independent contractor or (ii) any Person employed in the United States as “exempt” or “non-exempt” under the United States Fair Labor Standards Act (or any similar applicable state Law) and the rules and regulations promulgated thereunder. Each Person named on Schedule 4.13(a)(i) is employed in the United States and is either a United States citizen or otherwise properly authorized under all applicable Laws to be employed in the United States. Except as set forth on Schedule 4.13(b) hereto, to the Knowledge of the Seller, no employee or independent contractor and no group of employees or independent contractors of the Company has any plans to terminate his or her employment or relationship as an independent contractor with the Company. The Company has complied with and is in compliance with all applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay obligations, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. The Company has paid in full to all of its employees and independent contractors, or adequately accrued for in accordance with GAAP on the Financial Statements, all wages, salaries, commissions, bonuses, benefits, including accrued vacation or other paid time off, and other compensation due to or on behalf of the employees and independent contractors. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Seller, threatened before any Governmental Entity with respect to any Person currently or formerly employed by the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or, to the Knowledge of the Sellers, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Person. The Company is not, and to the Knowledge of the Seller, no employee of the Company is, subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company.

25

Section 4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) contains a true, correct and complete list of each Employee Benefit Plan. None of the Employee Benefit Plans are governed by the laws of any jurisdiction other than the United States, Italy or Ireland, and the Company is in compliance with all applicable labor laws.

(b) With respect to each Employee Benefit Plan, the Seller has delivered or made available to the Purchaser true, correct and complete copies of (1) the plan and any related trust documents and insurance policies and all amendments to each of the foregoing, (2) all summary plan descriptions (or if there is no summary plan description, a summary of the material terms) and other material communications to employees, (3) the most recent determination letter, if any, received from the IRS, (4) to the extent required to be filed, the most recent annual Report (Form 5500 Series) and accompanying schedules and audits and other information, as filed with the IRS, (5) administrative service agreements, HIPAA business associate agreements, annuity contracts, or other funding instruments, (6) summary of benefits and coverage for each group health plan, and (7) any general notification to employees of their rights under Code Section 4980B, form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures, and HIPAA notices of privacy practices. All reports, notices and information required to be filed with or delivered to the United States Department of Labor, the IRS, another Governmental Entity or plan participants with respect to the Employee Benefit Plans have been timely filed or delivered.

(c) No Employee Benefit Plan is and neither the Company nor any ERISA Affiliate currently or within the past six years sponsors, maintains, contributes to or has any Liability with respect to (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) an “employee pension benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (3) a plan described in Section 413(a) or (c) of the Code, (4) a plan subject to Title IV of ERISA, (5) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (6) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, or (7) a plan that provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or manager of either Company, or (8) a “non-qualified deferred compensation plan” as described in Section 409A(d)(1) of the Code.

(d) Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and complies in form and operation in all respects with the applicable requirements of all applicable Law, including ERISA and the Code.The Company (i) has fully complied with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder (the “Affordable Care Act”), (ii) will not, or does not reasonably expect to, owe a penalty or assessable payment for 2015 under Code Section 4980H, (iii) will not, or does not reasonably expect to, owe a penalty or assessable payment under Code Section 4980H for any month during 2017 through the Closing Date, (iv) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Section 6055 and 6056 and the regulations and related guidance promulgated thereto, and (v) for each month during 2016 and 2017, has calculated the hours of service of each Employee and has determined each Employee who is a “full-time employee”, as defined in Code Section 4980H and the regulations and related guidance promulgated thereto.

26

(e) All contributions, premiums or other payments due with respect to each Employee Benefit Plan have been paid on a timely basis. All contributions, premiums or other payments payable under or with respect to each Employee Benefit Plan (including without limitation, all accrued vacation or other paid-time off) for all periods prior to the Closing Date have been or will be paid, made or accrued on the Financial Statements on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, there is no Liability of either Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof or the Closing Date.

(f) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the IRS to the effect that such Employee Benefit Plan meets the requirements of Code Section 401(a) and no events have occurred that would reasonably be expected to adversely affect such qualified status.

(g) The Company is not subject to any Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company has complied in all respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise covered by a statutory or administrative exemption, has occurred with respect to any Employee Benefit Plan.

(h) Schedule 4.14(h) lists the name of each employee or former employee of the Company who has experienced a “Qualifying Event” (as defined in COBRA or comparable provisions of state Law) with respect to an Employee Benefit Plan who is eligible and within the appropriate election period for “Continuation Coverage” (as defined in COBRA or comparable provisions of state Law) and, for those who have elected Continuation Coverage, whose maximum period for Continuation Coverage required by COBRA, or comparable provisions of state Law, has not expired.

(i) There do not exist any pending or, to the Knowledge of the Seller, threatened claims (other than routine undisputed claims for benefits), suits, disputes, audits, investigations or other Actions with respect to any Employee Benefit Plan.

27

(j) Except as disclosed on Schedule 4.14(j), there is no Contract covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the transactions contemplated hereby (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan or Employment Agreement, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Planor Employment Agreement, or (iii) trigger any obligation to fund any Employee Benefit Planor Employment Agreement.

(k) Schedule 4.14(k) sets forth each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code). Each such Employee Benefit Plan has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder. Noamounts under any such plan, agreement or arrangement is or has been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code, and the Company does not have any obligation to gross-up or indemnify any individual with respect to any such tax.Each option to purchase equity interests of the Company that has been granted to any current or former employee, officer or director of the Company has been issued with an exercise price no less than the fair market value (determined consistently with the provisions of Section 409A of the Code) of the underlying equity interests at the time of grant.

(l) Each Employee Benefit Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without participant consent or liability on the part of either Company of any ERISA Affiliate, other than ordinary, non-material administrative expenses.

Section 4.15 Labor Relations.

(a) The Company is not bound by or subject to (and no asset or property of either Company is bound by or subject to) any written or oral, express or implied, Contract or arrangement with any labor union, and, to the Knowledge of the Seller, no labor union has made any organizational effort, made a written demand for recognition, or filed any petition with the National Labor Relations Board, in so far as it relates to employees of the Company at any time. Each employee of the Company is terminable at the will of such Company. The Company has not experienced any strike, work stoppage, work slowdown or lock-out, unfair labor practices claims or other material employee or labor disputes involving any employee of the Company, nor to the Knowledge of the Seller, is any threatened. The Company is not engaged in any unfair labor practice.

(b) Schedule 4.15 sets forth a true and correct list of all former employees of the Company whose employment was terminated or such employee was otherwise dismissed by the Company within the last six (6) months, showing for each terminated employee the employee’s name, hire date, termination date, and reason(s) for termination.

28

Section 4.16 Intellectual Property.5

(a) Schedule 4.16(a) hereto contains a true, correct and complete list of all registered and unregistered Intellectual Property owned or held by either Company (the “Company-Owned Intellectual Property”), identifies which Company owns or holds each item of such Company-Owned Intellectual Property, and includes, with respect to registered Intellectual Property, the applicable filing or registration number, the jurisdiction in which the filing was made or from which the registration was issued, the date of filing and issuance, and the names of all inventors, applicants, registrants and assignees. There is no Action pending before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company-Owned Intellectual Property. A true, correct and complete copy of all material documentation relating to each item of Company-Owned Intellectual Property has been provided to Purchaser. The Company identified on Schedule 4.16(a) as owning each item of Company-Owned Intellectual Property is the sole owner of such item of Company-Owned Intellectual Property, and possesses all right, title and interest in and to each item of Company-Owned Intellectual Property, free and clear of any Liens other than Permitted Liens and non-exclusive licenses granted to customers in the Ordinary Course. The Company has taken all actions reasonable and necessary to maintain and protect its Company-Owned Intellectual Property. All Company-Owned Intellectual Property is valid and subsisting, and all necessary registrations, fees and Taxes in connection with any registered Intellectual Property contained in the Company-Owned Intellectual Property have been made or paid through the Closing Date and all necessary documents and certificates relating thereto have been filed.

(b) Schedule 4.16(b) lists all licenses pursuant to which any Intellectual Property is licensed to either Company (the “Company-Licensed Intellectual Property”), including all inbound Software licenses (other than licenses for Off-the-Shelf Software) and identifies which Company licenses each item of such Company-Licensed Intellectual Property. The Sellers and the Company have provided to the Purchaser true, correct and complete copies of all licenses listed on Schedule 4.16(b), together with all amendments, waivers or other changes thereto. Other than as provided in such licenses with respect to Company-Licensed Intellectual Property, neither Company is obligated under any Contract to make any royalty or license payment or other similar type of payment with respect to, and is not otherwise obligated to use, any other Person’s Intellectual Property. There is no dispute regarding the scope of any license to use any of the Company-Licensed Intellectual Property, or performance under such license, including with respect to any payment to be made or received by the applicable Company thereunder. Neither Company is in breach or default of any license for any Company-Licensed Intellectual Property, neither Company has received any notice of breach or default of any such license, and there does not exist any event or circumstance that, with the giving of notice or passing of time, or both, would result in an event of default or breach under any such license.

5 All intellectual property provisions are subject to review upon receipt of complete diligence materials.

29

(c) Except as disclosed on Schedule 4.16(c), to the extent that any Intellectual Property used or held for use by either Company (other than the Company-Licensed Intellectual Property) has been developed, created, conceived or reduced to practice by any Person other than a Company (including by any Person who was not an employee of either Company at the time such Intellectual Property was developed, created, conceived or reduced to practice or any Affiliate of either Company or any Seller) (the “Other Intellectual Property”), such Person has executed a valid and enforceable agreement under which all right, title and interest in and to such Intellectual Property are assigned to a Company and no such Person has any rights with respect thereto. Neither Company has authorized any Person to retain any right, title or interest in or to any Company-Owned Intellectual Property or Other Intellectual Property. All Other Intellectual Property is listed and identified on Schedule 4.16(c).

(d) The Company-Owned Intellectual Property and the Company-Licensed Intellectual Property constitute all the Intellectual Property necessary to operate the Business as currently conducted by the Company, as conducted by the Companyduring the past twelve (24) months, and as proposed to be conducted by the Company.

(e) The Company has not licensed, transferred or otherwise granted or authorized any Person any rights in or to the Company-Owned Intellectual Property, nor is the Company obligated to license, transfer or otherwise grant or authorize any Person any such rights. None of the Company-Owned Intellectual Property (i) has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor has any third-party request been made therefor or (ii) is required to be licensed or offered for license (or has been licensed or offered for license) under any Contract with a Governmental Entity, any Governmental Entity acquisition regulation or other Law, or any forum, consortium or other standards body agreement.

(f) The Company is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, nor has the Company received any written notice, charge, complaint or other assertion alleging that it has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of the Seller, no Person is infringing upon, misappropriating, or otherwise violating the rights of the Company in the Company-Owned Intellectual Property or the rights of the Company or the applicable licensor(s) in the Company-Licensed Intellectual Property.

(g) The Company has taken commercially reasonable steps to protect, preserve and maintain its rights in its confidential information,trade secrets and proprietary information, including by maintaining the confidentiality and secrecy of, and restricting access to and the improper use of, such confidential information, trade secrets and proprietary information. There has been no unauthorized disclosure of any confidential information, trade secret or proprietary information of the Company. Where and when required by any of its customers, as set forth in their respective customer Contracts with a Company, the Company has taken any and all contractually obligated measures to ensure the segregation of (i) data provided by such customer, (ii) work product developed by the Company for such customer, and (iii) other Intellectual Property, for which, for purposes of subclauses (i) and (ii), the rights are vested in such customer, whether by Contract or otherwise.

30

(h) Neither this Agreement nor any Seller Ancillary Document or Purchaser Ancillary Document, nor any transactions contemplated by this Agreement or any Seller Ancillary Document or Purchaser Ancillary Document, will result in the grant or purported grant of any right or license with respect to the Company-Owned Intellectual Property to any Person pursuant to any Contract to which either Company is a party or by which any of its assets or properties are bound.

(i) Schedule 4.16(i)(1) contains a true, correct and complete list and description (including name, product description, version level, language in which it is written and the hardware requirements, as applicable) of all Software owned by the Company (the “Company-Owned Software”) and identifies which Company owns each item of such Company-Owned Software. Schedule 4.16(i)(2) contains a true, correct and complete list and description (including name, product description, version level, language in which it is written and the hardware requirements, as applicable) of all Software licensed by the Company (the “Company-Licensed Software”) from any other Person, other than Off-the-Shelf Software and Open Source Software.The Company identified on Schedule 4.16(i)(1) as the owner of each item of Company-Owned Software owns all right, title and interest in and to the source code and the object code in respect of such Company-Owned Software, and the applicable Company licenses all the Company-Licensed Software pursuant to legal, valid, binding and enforceable licenses. The Company-Owned Software and the Company-Licensed Software constitute all of the Software (other than Off-the-Shelf Software and Open Source Software) necessary to operate the Business as currently conducted by the Company, as conducted by the Companyduring the past twelve (12) months, and as proposed to be conducted by the Company.

Section 4.17 Brokers, Finders and Investment Bankers. The Company, nor the Seller nor any of their respective Affiliates, nor any officer, member, manager, governor, partner, director or employee of any of the foregoing, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.18 Bank Accounts; Lock Boxes. Schedule 4.18 sets forth a true, correct and complete list and description of any bank account, lock box or safe deposit box used by the Company, showing the type of each such account, lock box or safe deposit box and the names of persons authorized as signatories thereon or to act or deal in connection therewith.

Section 4.19 Absence of Changes. Except as set forth in Schedule 4.19 and except as expressly contemplated by this Agreement, since September 19,2017, the Company has conducted the Business only in the Ordinary Course, and the Company has not:

(a) suffered a Material Adverse Effect (or any event that could result in a Material Adverse Effect) or suffered any theft, damage, destruction or casualty loss in excess of $1,000.00 in the aggregate to its assets, properties or Business, whether or not covered by insurance;

31

(b) redeemed or repurchased, directly or indirectly, any Equity Interest or other securities of the Company, or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any Equity Interest;

(c) issued, sold or transferred any notes, bonds or other debt securitiesor any Equity Interest or other securities of the Company, any securities convertible, exchangeable or exercisable into any Equity Interest or other securities of the Company, or options or other rights to acquire any Equity Interest or other securities of the Company;

(d) borrowed any amount or incurred or became subject to any Indebtedness or other Liabilities, except current liabilities incurred in the Ordinary Course and not constituting Indebtedness;

(e) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien, except for VOIP, as provided for herein;

(f) sold, leased, assigned or transferred (including transfers to any Seller or any Affiliate, officer, member, manager, governor, partner director or employee) any of its real or personal property or tangible or intangible assets (including Intellectual Property), or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the applicable Company in such confidential information);

(g) waived, canceled, compromised or released any rights or claims of value, whether or not in the Ordinary Course;

(h) entered into, amended or terminated any material Contract or entered into any other material transaction, whether or not in the Ordinary Course, or materially changed any business practice;

(i) made, granted or promised any bonus or any wage, salary or compensation increase to any director, officer, member, manager, governor, partner, employee, consultant or individual independent contractor or made, granted or promised any increase in any Employee Benefit Plan, or amended or terminated any existing Employee Benefit Plan or adopted any new Employee Benefit Plan;

(j) made any other change in employment terms for any of its directors, officers, members, managers, governors, partners, employees, consultants or individual independent contractors outside the Ordinary Course;

(k) entered into, modified or terminated any Contract or transaction with any Affiliate or Insider;

(l) determined as collectible any Accounts Receivable previously considered uncollectible or written off as uncollectible any Accounts Receivable;

(m) conducted its cash management customs and practices other than in the Ordinary Course (including with respect to maintenance of working capital balances and collection of Accounts Receivable, payment of accounts payable, accrued current liabilities and other Liabilities and pricing and credit policies);

32

(n) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $10,000;

(o) made any loans or advances to, or guarantees (or the equivalent) for the benefit of, any Persons;

(p) instituted or settled any Action;

(q) granted any performance guarantee to its customers other than in the Ordinary Course and consistent with the policies and practices disclosed to the Purchaser;

(r) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(s) committed or agreed to any of the foregoing.

Section 4.20 Affiliate Transactions. Except as to Insiders disclosed on Schedule 4.20, and in accordance with all SEC rules and regulations concerning disclosure of affiliate transactions, no Seller, no Affiliate of a Seller, no Affiliate of the Company, and no officer, director, shareholder, member, manager, partner, employee, consultant or individual independent contractor of any of the foregoing Persons, and no individual that is a member of the immediate family of any such Person or any entity in which any of the foregoing Persons owns any beneficial interest (collectively, the “Insiders”), is or has been a party to any Contract or transaction with the Company, or which pertains to the Business or has any interest in any asset or property (real, personal, tangible or intangible) owned, leased, used, or held by the Company for use, in or pertaining to the Business. Schedule 4.20 hereto lists and describes (a) all services provided to or on behalf of the Business or the Company by any Insider (other than any Ordinary Course employment services provided by an Insider who is an employee of either Company) and all services provided by or on behalf of the Business or the Company to any Insider, and (b) the general structure of the Insiders in a form that is acceptable to the Purchaser. At no time has the Company ever engaged in any business other than the Business.

Section 4.21 Insurance. Schedule 4.21 lists and briefly describes each insurance policy maintained by or on behalf of the Company with respect to their respective properties, assets and business, together with a claims history for the past three (3) years, showing in each case the owner of and all insureds under such policy. All of such insurance policies are in full force and effect, and the Company has never been (i) in default with respect to its Liabilities under any such insurance policies, or (ii) denied insurance coverage with respect to any claims. The Companyhas notreceived any written notice of cancellation of, premium increase with respect to, failure to renew, or alteration of coverage under, any of such insurance policies and no insurance carrier has refused to insure the Company. The Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the balance sheet of the Company included in the Financial Statements provided hereunder are adequate to cover all anticipated Liabilities with respect to any insurance. Except as set forth on Schedule 4.21, there are no open or pending matters for which notice has been given to any of the insurers and there are no circumstances likely to give rise to a claim under any of the insurance policies.

33

Section 4.22 Environmental Matters.

(a) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements and the Company does not have any Liens or Liabilities, including corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements or similar Laws. Neither the Company nor the Seller has received any oral or written notice, report or information regarding any Actions, Liens or Liabilities, including corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements or similar Laws which relate to the Company or any of the Company’s assets, businesses, operations, properties or facilities. There have been no Releases, discharges, spillages, dumping, migration, leakage, burial, placement or disposals of Hazardous Materials in, on, under, adjacent to, or affecting any Leased Real Property.

(b) The Company has obtained all Permits relating to Environmental and Safety Requirements required to operate the Business. Neither this Agreement nor the Seller Ancillary Documents or Purchaser Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party under any Environmental and Safety Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

Section 4.23 Customers and Suppliers. Schedule 4.23 sets forth a true, correct and complete list of the names of (a) the ten (10) largest customers of the Business ranked by revenue received or receivable by such customer and (b) the ten (10) largest suppliers or vendors of the Business ranked by costs paid or owed to such supplier or vendor, in each case for the following periods (i)the year ended December 31, 2015, (ii) the year ended December 31, 2016 and (iii) year-to-date for calendar year 2017, up to the date that the within Agreement is executed. Neither Company has received any oral or written notice from any customer or supplier whose name appears onSchedule 4.23 that (x) such customer or supplier will not continue or intends not to continue as a customer or supplier of the Business, (y) such customer or supplier intends to materially reduce the use of services provided by or to theBusiness or (z) such customer or supplier desires to renegotiate its Contract with theapplicable Company or the terms on which theBusiness provides services to such customer or receives services from such supplier. Neither Company has made any change to the conduct of the Business, or proposed to make any change to the conduct of the Business, that has, or could reasonably be expected to have when implemented, anadverse effect on the customers or suppliers of the Business set forth on Schedule 4.23.

Section 4.24 Undisclosed Liabilities. Except as set forth on Schedule 4.24, the Company does not have any Liabilities except for Liabilities set forth and fully reflected in the audited balance sheet of such Company as of the most recent practical date included in the Financial Statements and Liabilities that have arisen after the date of such balance sheet in the Ordinary Course that are current liabilities under GAAP or IFRS rules and regulations.

34

Section 4.25 Warranties. Schedule 4.25 contains a true, correct and complete description of (1) the products and servicesprovided by the Company, and (2) all customer contracts not covered by insurance.Schedule 4.25 shall be provided by Seller to Purchaser no less than 5 days after the execution of the within Agreement. There have not been any deviations from such warranties, and neither the Company nor any of its respective salespeople, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties. The Company has not made any oral or written warranties with respect to any of the Business’s products or services except for those warranties (if any) provided in the written agreements with vendors and clients that have or will be provided in due diligence. There are no warranty claims within the past three (3) years against the Business or the Company. There are no claims pending against the Company alleging defects in the products or services (including Software and Intellectual Property) of the Business or the Company.

Section 4.26 Receivables. All Accounts Receivable shown on the audited balance sheet of the Company included in the Financial Statements provided hereunder and all such Accounts Receivable now held by the Company or shown on the Final Closing Statement (a) are bona fide receivables and represent amounts due with respect to actual, arm’s length transactions entered into in the Ordinary Course, (b) are legal, valid and binding obligations of the obligors and were collectible obligations at the time they were booked and are now collectible net of any reserve therefor shown on such balance sheet or the Final Closing Statement, as the case may be, (c) have not been pledged or assigned to any other Person, other than VOIP, and (d) are not subject to any dispute, set-off, defense or other claim. Schedule 4.26 sets forth a complete and accurate aging list of all receivables of the Company as of the date set forth on such Schedule. The Company will provide a “cold comfort letter” by its auditing firm up to and including the date of Closing.

Section 4.27 Certain Payments. Neither the Company nor the Seller, nor any of their respective directors, officers, managers, governors, members, partners, Affiliates, employees, agents, representatives or other Persons on behalf of the Company or Seller, has directly or indirectly, at any time: (a) made any bribe, contribution, gift, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) in violation of any Law of any jurisdiction, including the Foreign Corrupt Practices Act, (ii) in violation of the policies of, or any fiduciary duties owed to, any customer, vendor or other Person doing business with the Company or (iii) to obtain favorable treatment in securing business or to pay for favorable treatment for business secured or to obtain any special concessions in connection therewith; (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company; (c) violated, breached or failed to comply with any Law pertaining to export controls or trade embargoes, including applicable regulations of the United States Department of Commerce and United States Department of State and the Office of Foreign Assets Control of the United States Department of Treasury (including the International Traffic in Arms Regulations); or (d) violated the antiboycott prohibitions contained in 50 U.S.C. §§ 2401 et seq., or taken any action that can be penalized under Section 999 of the Code.

Section 4.28 Disclosure. Neither this Agreement nor any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of fact or omits a fact necessary to make each statement contained herein or therein, not misleading. There is no fact which has not been disclosed to the Purchaser which has a Material Adverse Effect or could reasonably be anticipated to have a Material Adverse Effect.

35

Section 4.29 No Distributions. The Seller has not caused the Company to make or declare any distributions or dividends, out of its current earnings and profits or its accumulated earnings and profits, to the Seller in the 3 months prior to the Closing of this Agreement except as set forth in the financial statements of the Company (if any) and except as agreed pursuant to the terms of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Sellers, as of the date of this Agreement and again as of the Closing Date.

Section 5.1 Organization. The Purchaser and the Parent Companyare corporations validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authority. The Purchaser and the Parent Company haveall requisite power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, each Purchaser Ancillary Document shall be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Seller Ancillary Documents by the Company and the Seller, as applicable, this Agreement does, and the Purchaser Ancillary Documents shall as of the Closing Date, constitute legally valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the Purchaser’s fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, (a) any term or provision of the Organizational Documents of the Purchaser, or (b) any Law applicable to the Purchaser. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other Person is required on the part of Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the Purchaser Ancillary Documents, the performance by the Purchaser of its obligations hereunder or thereunder, or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

36

Section 5.4 Brokers, Finders and Investment Bankers. Neither the Purchaser nor any of its Affiliates, nor any officer, member, manager, director or employee of any of the foregoing, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Article VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Public Announcements. The Seller shall not make any public release or announcement concerning the transactions contemplated by this Agreement without the prior written consent of Purchaser which may be withheld or conditioned in its sole discretion; provided, however, that, following the signing of this Agreement, the Company may make an announcement to their employees as is regulated by SEC rules and regulations and file a Form 8-K report with the SEC, discussing the within transaction.

Section 6.2 Conduct of Business. At all times during the period commencing upon the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Article IX hereof, except as expressly provided in this Agreement or an ancillary document hereto, without the prior consent of the Purchaser, the Sellers shall, and shall cause the Company to:

(a) conduct the operations of the Business in the Ordinary Course;

(b) use commercially reasonable efforts to preserve intact the assets, properties and Contracts of the Company (including all Leased Real Property and Intellectual Property), the business organization and the goodwill of the Business, the continued services of the employees of the Company, and the current relationships of the Company with its customers, suppliers and others with significant and recurring business dealings with the Business;

(c) maintain all insurance policies and all Permits related to the Business or to either Company in substantially the manner in effect as of the date hereof;

(d) maintain the existence and good standing of the Company in its jurisdictions of organization and in each other jurisdiction in which the ownership or leasing of properties or the operation of its businesses makes qualification or registration necessary, additionally as may be required in Italy and Ireland;

(e) maintain the books, records and accounts of the Company in the Ordinary Course, including with respect to the recording of revenue and expenses and the recording and collection of Accounts Receivable;

(f) not take any action that would result in a breach of or inaccuracy in any of the representations and warranties contained in Article IV hereof;

37

(g) not enter into any new Contract that would constitute a Company Contract if entered into prior to the date hereof or terminate or amend any existing Company Contract;

(h) not (i) enter into, or make any change to, any Contracts with any of the employees of the Company or any Insider, (ii) increase in any manner the rate of compensation of any of the employees of the Company, or make any commitment or agreement to make or pay the same, (iii) pay or agree to pay, other than those explicitly agreed to by the Purchaser, any bonus, pension, retirement allowance, retention, severance or other employee benefit not required or permitted by any Company Employee Benefit Plan existing on the date hereof and identified on Schedule 4.14(a), (iv) enter into any collective bargaining agreement covering any employees of either Company;

(i) not enter into any lease or sublease for real property or amend any such agreement in effect on the date of this Agreement;

(j) not sell, transfer, assign, pledge, lease or license any material asset or property of the Company;

(k) not make any distributions or payments to the Seller, or other member, manager, officer, governor or partner of the Company, other than compensation as officers or employees in the Ordinary Course pursuant to Employment Agreements or compensation arrangements in place prior to the date hereof;

(l) not incur any Indebtedness or impose or suffer to be imposed any Lien on any asset or property of the Company;

(m) comply with all requirements of Law and all material contractual Liabilities applicable to the Business and pay all applicable Taxes when due and payable;

(n) not take any action that, if taken prior to the date of this Agreement, would have required disclosure under Section 4.19 or otherwise constituted a breach thereof; and

(o) not commit or agree to do anything that would violate any of the foregoing.

Section 6.3 Access and Information. Subject to the terms and conditions of this Agreement, at all times during the period commencing as of the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Article IX, the Seller shall, and shall cause the Company to, (a) permit the Purchaser (and its employees, counsel and representatives) to have reasonable access, upon reasonable notice and during normal business hours, to the Company’s offices, employees, assets and properties and all relevant books, records, Contracts, documents and other information of the Company, (b) within five (5) days of the end of each calendar month and at any other time upon reasonable request of Purchaser, deliver to the Purchaser monthly financial and implementation reports and a monthly summary of current revenue pipeline together with any other reports regularly prepared in the Ordinary Course, that cover the ongoing operations or financial results of the Company or the Business, and (c) use reasonable efforts to make customers and suppliers of the Business available to the Purchaser; provided, however, that the Seller shall not be obligated to provide (or cause the Company to provide) any such access or information if doing so would violate applicable Law or jeopardize the protection of an attorney-client or other privilege.

38

Section 6.4 Confidentiality. The Seller shall, and shall cause each of their respective Affiliates and the Company to, treat and hold as confidential and not disclose (a) any information concerning the business and affairs of the Company that is not generally available to the public and (b) all of the terms of this Agreement (collectively, the “Confidential Information”), and shall not, and shall cause the Company and each of its respective Affiliates not to, use any of the Confidential Information, except in connection with the performance of this Agreement or any Seller Ancillary Document and the operation of the businesses of the Company in the Ordinary Course prior to Closing (and after the Closing as an employee of either Company or an Affiliate, if applicable). At and after the Closing, the Seller shall promptly deliver to the Company, at the request and option of the Purchaser, or shall destroy all tangible embodiments (and all copies) of the Confidential Information which are in the Seller’s or any of such Seller’s Affiliates’ possession or under their control. In the event that the Seller or any of the Seller’s Affiliates is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or an Affiliate of the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, the Seller or such Affiliate may disclose the Confidential Information to the Governmental Entity; provided that the Seller shall use its commercially reasonable efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The Seller acknowledges and agrees that in the event of a breach by the Seller or any Affiliate of the Seller of any of the provisions of this Section 6.4 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Purchaser may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

39

Section 6.5 Equity Shares. In the event, at any time during a three (3) year period from the date of Closing, that the Parent Company issues any shares of common stock to the Parent Company’s Chairman and Chief Executive Officer (Arik Maimon), Parent Company and Purchaser agree that they will use their best efforts to obtain the approval of the Board of Directors of the Parent Company to issue a like amount of common shares of stock to Orlando Taddeo under the same terms and conditions as the common stock as issued to Arik Maimon. In the event that the Parent Company does not cause the issuance of said like amount of common shares to Orlando Taddeo, Arik Maimon agrees to transfer 50% of said common shares to Orlando Taddeo of the number of common shares issued to him to Orlando Taddeo.

Section 6.6 Board Membership and Employment of Orlando Taddeo. ParentCompany and Purchaser agree to nominate and appoint Orlando Taddeo (Orlando) to the Board of Directorsof the Parent Company and the Company on Closing, and thereafter Arik Maimon agrees to votehis Class B shares of the election of Orlando to the Board of Directors of Parent Company.Further, on Closing, Parent Company and Purchaser agree to enter into an Employment Agreementwith Orlando to act as Chief Executive Officer of Limecom, Inc. for a period of three years,such employment agreement, subject to the approval of the Board of Directors, shall mirror the terms of the employment agreement of ArikMaimon at the Parent Company; in the event that upon closing or post-closing Orlando does not hold a valid work authorization in the United States, then (i) the Employment Agreement with Orlando shall be amended to require that until proper U.S. work authorization is obtained for Orlando, he shall provide such services to Limecom, Inc. as CEO of Limecom, Inc. and provide such services from outside of the United States, and (ii) the Employment Agreement will include a provision that requires Limecom, Inc. to support the immigration application(s) of Orlando to carry out his duties at Limecom, Inc. and upon such approval the Employment Agreement will be amended to treat Orlando as an employee of the Limecom, Inc. Upon Orlando qualifying under U.S. law for a valid work authorization, his duties will be expanded to be CEO of Limecom, Inc. in the U.S. It is agreed by the Parties that the Purchaser will have a maximum of ten (10) days following the closing to obtain the issuance of the shares of the Parent to the Seller, which shares will consist of the shares to be issued to the Seller and the Escrow Agent as provided for herein.

Section 6.7 NASDAQ Listing. The parties understand and agree that the Parent Company intends to make applications to be listed for trading its common stock on the Over-the-Counter NASDAQ trading exchange or the American Stock Exchange (“AMEX”), and that as a result of the issuance of the shares of common stock and the potential of issuing shares of convertible preferred stock, that the Parent Company may be required to obtain shareholders’ approval of the within transaction to comply with the listing rules in order to qualify for the listing.

Section 6.8 Further Actions; Required Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party shall each use their respective commercially reasonable efforts to take, or cause to be taken all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including use of commercially reasonable efforts in connection with: (i) obtaining all necessary licenses, actions or nonactions, waivers, consents, clearances, approvals, authorizations, qualifications and other orders of any Governmental Entities with competent jurisdiction over the transactions contemplated hereby, (ii) satisfying the conditions to Closing required to be satisfied by such Party prior to Closing, and (iii) executing and delivering any additional instruments, certificates and other documents necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.None of the Parties shall knowingly take, cause or permit to be takenany action which such Party reasonably expects is likely to materially delay or preventconsummation of the transactions contemplated by this Agreement. The Purchaser and its Parent Company may be required to call a special shareholders meeting to authorize the increase of its authorized and unissued shares of common stock to increase the authorized capitalization of the Parent Company.

40

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser shall, on behalf of the Parties, control and lead all communications and strategy relating tothe Parties obtaining the necessary licenses, actions or nonactions, waivers, consents, clearances, approvals, authorizations, qualifications and other orders of any Governmental Entities with competent jurisdiction over the transactions contemplated hereby.

(c) The Sellers shall use reasonable best efforts to obtain all of the Required Consents prior to the Closing.

(d) The foregoing notwithstanding, nothing contained in this Agreement shall require the Purchaser or any of its Affiliates to (i) propose, negotiate, effect or agree to any conditions or limitations on any asset, business or property of the Purchaser or any of its Affiliates, on any asset, business or property which the Purchaser or any of its Affiliates has or hereafter has an unconsummated contract to acquire or to transfer, or on the assets, business or property of the Company, (ii) take or refrain from taking any action with respect to the acquisition, divestiture, leasing or other transaction involving, directly or indirectly, any asset, business or property of the Company, the Purchaser, its Affiliates or any other Person or (iii) make any material payment to any Governmental Entity or other Person (other than ordinary and customary filing fees to Governmental Entities).

Section 6.9 No Solicitations of Transactions.

(a) The Company and the Seller shall not, and shall cause their respective Affiliates and representatives not to, directly or indirectly, through any other Person, initiate, solicit or encourage (including by way of furnishing non-public information or other assistance) the submission of any proposal or offer, enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other understanding or agreement with any Person other than the Purchaser with respect to a direct or indirect sale or other disposition of any of the Equity Interests or any material asset of either Company, or a merger, consolidation, or other business combination, in each case, involving either Company or the Business (an “Alternative Transaction”).

41

(b) The Seller and the Company will immediately cease (and will cause any Affiliates or representatives acting on their behalf immediately to cease) any existing discussions or negotiations with any Person (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Alternative Transaction, and will request that all Persons, other than the Purchaser and its Affiliates, who have been furnished confidential information regarding the Company or the Business in connection with the solicitation of or discussions regarding an Alternative Transaction within the twelve (12) months prior to the date hereof promptly to return or to destroy such information. The Seller shall promptly notify the Purchaser if he, she or it or any of his, her or its Affiliates or representatives receives any proposal or inquiry from any Person with respect to an Alternative Transaction (including any Person with whom either Company or a Seller has already had discussions).

Section 6.10 Employee Matters.

(a) Prior to the Closing Date, any Employment Agreements establishing a fixed duration of employment or providing for the payment of severance pay or benefits upon the termination of employment or any change of control of the Companyshall be terminated (with any associated cost or expense to be paid by the Sellersor identified to the Purchaser as a Transaction Expense pursuant to Section 3.3(a)). The Company and the employees identified on Schedule 6.10have entered into Offer Letters. All such employees of the Company with Offer Letters will continue as at-will employees on the Closing Date, subject to the right of the applicable Company to terminate the employment of such employees at any time in accordance with Law.

(b) No later than the Closing Date, the Sellers shall provide to the Purchaser an updated Schedule 4.15 that includes a list of all employees whose employment was terminated by the Company between the date hereof and the Closing Date.

(c) Prior to the Closing, the Company shall take all action necessary to terminate its 401(k) plan or any Profit Sharing and 401(k) Plan, effective as of the day prior to the Closing Date.Upon no less than five (5) days’ notice prior to the Closing, the Purchaser may require one or both Company to terminate any or all of their other Employee Benefit Plans effective as of the Closing, and the Sellers and the Company agree to take or cause to be taken all actions reasonably requested by the Purchaser in furtherance thereof. All Liabilities incurred in connection with the termination of such profit sharing and 401(k) plan and any other Employee Benefit Plans shall be the sole responsibility of the Sellers.6

Section 6.11 Tax Matters.

(a) The Parties acknowledge and agree that for U.S. federal income Tax purposes, the Acquisition will be treated by the Parties as the sale by Seller of all of the stock of LimeCom Inc. to the Purchaser, and that the Company will then become a wholly-owned subsidiary of the Purchaser.

6 Treatment of benefit plans remains subject to continued discussion and diligence.

42

(b) The Seller shall be responsible for, as and when due, all Transfer Taxes arising out of the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents and any Transfer Taxes required to effect any recording or filing with respect thereto. The Purchaser and the Seller shall cooperate to determine on a timely basis the amount of any Transfer Taxes and timely prepare and file or cause to be prepared and filed any returns or other filings relating to such Transfer Taxes, in form and substance satisfactory to each such Party, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Any Party obligated by applicable Law to pay over any such Transfer Taxes and file all necessary documentation and returns with respect to such Transfer Taxes when due shall timely do so, and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties. If the Party paying over such Transfer Taxes and filing any related Tax Return is the Purchaser, the Seller shall reimburse the Purchaser promptly for such Transfer Taxes. It is understood that the Seller will be responsible for any and all foreign taxes in Italy and Ireland as well as any country that it conducts business in until the Closing.

(c) The Company shall, and the Seller shall cause the Company to, at the Seller’s expense, prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of the Company due on or before the Closing Date, and (ii) all income Tax Returns of the Company for any period ending on or before the Closing Date, and shall pay all Taxes shown as due on all such Tax Returns. All such Tax Returns shall be accurate and complete in accordance with Law and shall be prepared on a basis consistent with prior practices. The Company shall submit copies of such Tax Returns to the Purchaser for the Purchaser’s review, comment and approval prior to filing. The Company shall accept any reasonable comments and requests made by the Purchaser in connection with such review. Such tax returns will be provided to Purchaser’s accountants prior to being filed.

(d) The Purchaser shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of the Company for periods ending on or before the Closing Date that are due after the Closing Date, other than income Tax Returns described in Section 6.11(c), and (ii) all Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date (the Tax Returns described in (i) and (ii) above, the “Straddle Tax Returns”). The Purchaser shall cause the Company to pay all Taxes with respect to such Tax Returns, subject to the Seller’s obligation to reimburse the Purchaser for pre-Closing periods as set forth below. The Purchaser shall permit the Seller to review and comment, prior to filing, on all such Straddle Tax Returns. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” The Seller shall remit to the Purchaser an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such Pre-Closing Taxes are not reflected as a current liability on the Final Closing Statement) at least ten (10) Business Days before the applicable Company is required to pay or cause to be paid the related Tax liability, it being understood that such Company and the Purchaser will accrue on the Final Closing Statement all Pre-Closing Taxes. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the applicable Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on (i) income, receipts, payroll, proceeds, profits or similar items, or (ii) sales, use, value added or similar items, the Pre-Closing Taxes shall be equal to the amount of Tax for the entire taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the applicable Company to the extent consistent with applicable Law.

43

(e) The Seller shall have the right, at his or her own cost and expense, to represent the Seller’s interests in any Tax audit or administrative proceeding and to employ counsel of its choice (subject to the reasonable discretion of the Purchaser), but only to the extent that such audit or administrative proceeding pertains exclusively to periods ending on or before the Closing Date. The Purchaser shall have the right to participate in any such proceeding at its own expense and shall be entitled to control the disposition of any issue involved in such proceeding that does not affect a potential indemnification liability of the Seller. Both the Purchaser and the Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense in any Tax audit or other proceeding involving taxable periods that include but do not end on the Closing Date.

(f) The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.11 and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(g) In the event that the Company has earned income and makes distributions of such income to the Seller during the period between the Company’s last tax return and the Closing, the Seller will be required to make payment to the Parent Company for the tax liability attributable to those distributions made by the Company to the Sellers (i.e. $750,000 in profit distributions to Seller, Sell will pay to the Parent Company the tax attributable to LimeCom).

Section 6.12 Non-Competition and Non-Solicitation. Solely in the event of a Rescission under Section 3.5, the following covenants apply as between the Company and Next Cala, and shall survive as independently binding regardless of the rescission of the within Agreement:

(a) Non-Competition. Each Seller agrees in favor of the Purchaser and the Company that,during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), [except as an employee or consultant of either Company or an Affiliate thereof following the Closing Date,] such Seller shall not, nor shall such Seller allow any of his, her or its Affiliates to, directly or indirectly, (x) engage for such Seller’s own account or on behalf of another, anywhere in North America in any Competitive Business, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, lender, sales representative or otherwise, (y) own, operate, control, manage, finance or participate in the ownership, operation, control, management or finance of, or render services or advice to, or have a financial interest in, or lend such Seller’s (or his, her or its Affiliate’s) name to, any Person engaged in, or that is undertaking to become engaged in, any Competitive Business in North America. “Competitive Business” shall mean any business substantially similar to the business of Next Cala which is limited to remittances, online banking and virtual banking. Notwithstanding the foregoing, ownership by any Seller, directly or indirectly, of less than 2% in the aggregate (including stock held or controlled by any Affiliate or any Person acting in concert with or for the benefit of the Sellers) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging in a Competitive Business solely by reason of such ownership, provided that such Seller acts solely as a passive investor and does not otherwise participate in the activities of such corporation.

44

(b) Non-Solicitation of Employees. Each Seller agrees in favor of the Purchaser and the Company that, during the Non-Compete Period, such Seller shall not, and shall not permit any of his, her or its Affiliates to, directly or indirectly, (i) approach, solicit, or induce or assist in the approach, solicitation or inducement of, for the purpose of offering employment to or hiring or engaging (whether as an employee, consultant, agent, independent contractor, principal, shareholder, partner, member, director, officer, manager, equity owner, investor or otherwise) any other Seller or other individual who is an employee of or is engaged directly or indirectly as an independent contractor by either Company or holding any title or position at either Company at any time within the twelve months immediately preceding the Closing Date (each a “Restricted Individual”), (ii) hire, employ or engage (whether as an employee, consultant, agent, independent contractor, principal, shareholder, partner, member, director, officer, manager, equity owner, investor or otherwise), any such Restricted Individual, during or after such Restricted Individual’s employment or other engagement with either Company or its Affiliates, including the Purchaser and its Affiliates from and after Closing, (iii) induce, authorize or allow any such Restricted Individual to own, operate, control, manage, finance or participate in the ownership, operation, control, management or finance of, or render any services or advice to, or have any financial interest in, any other Person affiliated with such Seller or other business venture or enterprise of such Seller or his, her or its Affiliates, or (iv) encourage any such Restricted Individual to suspend, limit or terminate such employment or other engagement with either Company or its Affiliates, including the Purchaser and its Affiliates from and after the Closing; provided, however, that it shall not be a violation of this subsection for any Seller or his, her or its Affiliates to engage in general solicitations not directed specifically at any such Restricted Individual who is or was an employee or independent contractor (or group of such employees or independent contractors), provided that such Seller or Affiliate does not hire, employ or engage any such Restricted Individual.

(c) Non-Solicitation of Others. Each Seller agrees in favor of the Purchaser and the Company that, during the Non-Compete Period, such Seller shall not, and shall not permit any of his, her or its Affiliates to, directly or indirectly, (i) solicit any Person that is a customer, supplier, vendor, licensor, licensee, lessor, joint venturer, agent or partnerof or otherwise has a business relationship with the Company in North America on the Closing Date, or was,or was solicited to be, a customer, supplier, vendor, licensor, licensee, lessor, joint venturer, agent or partner of or otherwise to have a business relationship with, either Company at any time within the twelve months immediately preceding the Closing Date, or otherwise encourage any such Person, to purchase products or services similar to those provided by either Company from any Person other than the Company or their Affiliates, including the Purchaser and its Affiliates from and after the Closing, or to cease doing business, in whole or in part, with either Company or its Affiliates including the Purchaser and its Affiliates from and after the Closing, or (ii) interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing now or at any time in the future between either Company or its Affiliates including the Purchaser and its Affiliates from and after the Closing, with any third party (including the Company’s customers, suppliers, vendors, licensors, licensees, lessor, joint venturers, agents, partners or others having business relationships with either Company or an Affiliate as of the Closing Date).

45

(d) Nondisparagement. Each Seller agrees in favor of the Purchaser and the Company that, during the Non-Compete Period, such Seller shall not, and shall not permit any of his, her or its Affiliates to, directly or indirectly, disparage or encourage others to disparage either Company or its Affiliates, including the Purchaser and its Affiliates from and after the Closing, or their respective businesses (whether as conducted prior to Closing or as conducted after Closing) or any of the employees, consultants, agents, directors, officers, independent contractors, or agents of the foregoing.

(e) Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by such Seller (or any of such Seller’s Affiliates) of any of the provisions of this Section 6.9 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Purchaser and/or the Company may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The Sellers expressly acknowledge and agree that the restrictions imposed by this Section 6.12 are reasonable with respect to subject matter, time period and geographical area and that the Purchaser would not have entered into this Agreement and would not consummate the transactions contemplated hereby without the restrictions contained in this Section 6.12. Each of the covenants contained in this Section 6.12 is intended by each Party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser or either Company of any applicable covenant contained in this Section 6.12.

(g) The Parties shall also enter into a separate Non-Competition and Non-Solicitation Agreement, substantially reflecting the covenants of this Section 6.12 (i.e. limited to Next Cala), prior to the Closing of the within Agreement, and such Non-Competition and Non-Solicitation Agreement shall be included as an Exhibit to the within Agreement to be present at the Closing.

46

Section 6.13 Notification of Certain Matters. Prior to the Closing, the Seller shall promptly inform the Purchaser in writing of any breach of the representations and warranties contained in Article IV hereof (or any fact or circumstance that would or would reasonably be expected to constitute a breach of any such representation or warranty had such representation or warranty been made at the time of the occurrence) and any breach of any covenant or agreement hereunder by the Seller or the Company. No such notice shall be deemed to cure any such breach, nor shall it affect any right or remedy of the Purchaser under this Agreement relating to or arising in connection with such breach or have any effect for purposes of Sections 7.2 and 10.1.

Article VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any of which, if not fulfilled, may be waived by the mutual agreement of the Purchaser, on the one hand, and the Seller (on behalf of the Seller and the Company), on the other hand:

(a) Injunction. There shall not be in effect any injunction, writ, preliminary restraining order or any order, judgment, ruling or decree of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein.

(b) Governmental Consents. All consents, approvals, releases, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof and of the Purchaser Ancillary Documents and Seller Ancillary Documents by the Parties shall have been obtained or made, and any applicable waiting periods shall have expired without any restrictions, limitations or conditions of the type described in Section 6.5(c) or otherwise adverse to the Business, the Equity Interests, the Company, the Purchaser or the Affiliates of Purchaser.

(c) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.

(d) Employment Agreement. The Board of Directors of LimeCom shall have approved an employment agreement for Orlando Taddeo, as specified in Section 6.6.

47

Section 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled, may be waived by the Purchaser in its sole discretion:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Sellers contained in Sections 4.1 (Organization), 4.2 (Authority), 4.3 (Title; Capital Structure), 4.4 (Absence of Restrictions and Conflicts) and 4.6 (Sufficiency; Title to Assets) of this Agreement shall be true and correct, in all respects and all of the representations and warranties of the Company and the Sellers contained in Sections 4.5 and 4.7 through 4.27 of this Agreement shall be true and correct, in all material respects, in each case, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct only as of such date); provided, however, that if any such representation or warranty made by the Company and the Seller includes within its terms any Knowledge, materiality or Material Adverse Effect qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 7.2(a).

(b) Performance of Obligations of the Company and the Sellers. The Company and the Seller shall have performed, in all material respects, all covenants and agreements required to be performed by any of them hereunder at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company or the Business.

(d) Seller Closing Deliveries. The Seller shall have delivered or caused to be delivered each of the items required by Section 8.2 hereof.

(e) Required Consents. All Required Consents shall have been obtained by the Seller and delivered to Purchaser and each Required Consent shall be in form and substance reasonably satisfactory to the Purchaser without any restrictions, limitations or conditions of the type described in Section 6.8(c) or otherwise adverse to the Business, the Equity Interests, the Company, the Purchaser or the Affiliates of Purchaser.

(f) Pay-Off Letters; Liens. Each Pay-Off Letter shall have been executed and delivered to Purchaser in accordance with Section 3.3, and shall be in full force and effect as of the Closing and in form and substance reasonably satisfactory to Purchaser. Purchaser shall have received affirmative releases, in form and substance satisfactory to Purchaser, of any Liens on the Equity Interests or the assets and properties of the Company, except for the lien of VOIP as stated herein.

(g) No Proceedings. No Action shall have been commenced or threatened against the Purchaser or any Affiliate thereof or the Company involving any challenge to, or seeking relief (monetary or otherwise) in connection with any transaction contemplated hereby or that could have the effect of materially delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any transaction contemplated hereby, or imposing or requiring any restrictions, limitations, conditions or actions of the type referred to in Section 6.8(c) or otherwise adverse to the Business, the Equity Interests, the Company, the Purchaser or the Affiliates of Purchaser.

(h) Purchaser and Parent Company Investigation. The results of the diligence investigations by the Purchaser and its representatives and counsel of each of the Company and their respective businesses, prospects, assets, liabilities, financial statements, properties, Contracts, books, records and other documents and information shall be satisfactory to Purchaser in all respects.

48

(i) Offer Letters. Each of the Offer Letters entered into prior to or concurrently herewith shall remain in full force and effect, and each employee executing such an Offer Letter shall have confirmed his or her intention of continuing employment with the applicable Company in accordance therewith.

(j) Intellectual Property. All IP filed, pending or in the process of being developed shall be fully disclosed to Purchaser and Parent Company in Schedule 7.2(j).

(k) Customer Interviews. Customer interviews with those third party customers of the Company set forth on Schedule 7.2(k)7 shall have been conducted and completed by Purchaser, each of which shall be satisfactory to Purchaser and Parent Company, in their sole discretion.

(l) Customer Contracts. Parties to discuss any actions to be taken prior to Closing with respect to the Company’s Contracts with customers, including amendments to certain customer Contracts and evidence of renewal of expired customer Contracts.

(m) Legal Opinions. The Seller’s production, before the Closing, of opinions of counsel prior to Closing acceptable to Purchaser, substantially in the form of Exhibit B.

(n) Representations and Warranties of Seller/Company. The schedules set forth in Article IV above shall be provided to Purchaser before Closing (notwithstanding any requirement herein to provide such schedules upon signing this Agreement), and Purchaser shall have sufficient time to review and inquire regarding the contents of each schedule provided by Seller.

(o) Provision of Schedules. All Schedules referenced herein by the Seller to the Purchaser will be provided by Seller to Purchaser prior to Closing, in satisfactory form to Purchaser.

Section 7.3 Conditions to Obligations of the Sellers. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled may be waived by the Sellers in their sole discretion:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Article V of this Agreement shall be true and correct, in all respects, in each case, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct only as of such date); provided, however, that if any such representation or warranty made by the Purchaser includes within its terms any Knowledge, materiality or Material Adverse Effect qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 7.3(a).

7 List of customers to be discussed and agreed upon by the Parties.

49

(b) Performance of Obligations by the Purchaser. The Purchaser shall have performed, in all material respects, all covenants and agreements required to be performed by it hereunder at or prior to Closing.

(c) Purchaser Closing Deliveries. The Purchaser shall have delivered each of the items required by Section 8.3 hereof.

Article VIII
CLOSING

Section 8.1 Closing. Subject to the terms and conditions contained in this Agreement, the Closing shall occur at within five (5) days of completion and delivery of Marcum’s audit of the Company financials or within thirty (30) days of execution of this Agreement, whichever is sooner, unless another date and time is mutually agreed upon in writing by the Parties. The Closing shall take place the office of the attorney for Purchaser and Parent Company without the requirement of physical presence of the Parties. Purchaser may elect to have a press release and make a public announcement of the transaction at the same time as Closing, as same is in compliance with SEC rules and regulations.

Section 8.2 Sellers Closing Deliveries.8 At the Closing, the Company and the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) a certificate, dated as of the Closing Date, duly executed by the Seller, and the President of the Company as to compliance with the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c);

(b) all agreements, in form and substance reasonably acceptable to Purchaser and Parent Company, and duly executed by the Seller, evidencing the full transfer, conveyance and assignment of all of the Acquired LimeCom Stock to the Purchaser, free and clear of all Liens, and such other instruments as may be requested by the Purchaser to vest full legal and beneficial ownership of the Acquired LimeCom Stockin the Purchaser, free and clear of all Liens (Sellers shall deliver original certificates evidencing all of the Acquired LimeCom Stock, duly endorsed for transfer or accompanied by duly executed, with a medallion guarantee stock powers, with all transfer stamps attached, if required);

(c) the Escrow Agreement, duly executed by the Seller;

(d) each Pay-Off Letter requested by Purchaser and Parent Company;

(e) a certificate, dated not more than three (3) Business Days prior to the Closing Date, duly issued by the applicable state agency, confirming that the Company exists or is in good standing or similar status in the state of its incorporation or organization;

(f) tax clearance certificates or similar letters or documents from each state or foreign jurisdiction in which the Company do business or file Tax Returns, or where the Business is conducted or located, stating that no income, franchise, sales, use or payroll withholding Taxes are due and owing by either Company and both Company are in good standing with the relevant Department of Revenue (or similar taxing department or agency) for such jurisdiction;

8 List of customers to be discussed and agreed upon by the Parties.

50

(g) a certificate of the Seller and both the President and Secretary of the Company, dated as of the Closing Date, certifying the completeness and correctness of the Organizational Documents of such Company, the completeness and correctness of the resolutions of the governing body of such Company approving this Agreement and the Acquisition, and the incumbency of the officers of such Company executing this Agreement and any Seller Ancillary Document, together with copies of the documents certified;

(h) the books and records of the Company, including the organizational record books, equity register, transfer records and minute books of the Company;

(i) evidence satisfactory to the Purchaser in its sole discretion of compliance by the Sellers and the Company with each of the covenants set forth in Sections 6.7, 6.12 and 6.13;

(j) a proprietary information, confidentiality and intellectual property assignment agreement required by Section 7.2(j), duly executed by each Seller and each of the other Persons listed on Schedule 7.2(j);

(k) opinions of the corporate legal counsel for the Seller in the United States, dated as of the Closing Date, in the form of Exhibit B attached hereto;9

(l) the Flow of Funds Statement, duly executed by the Seller; and

(m) such other certificates, opinions, instruments and other documents as Purchaser or Parent Company may reasonably request.

Section 8.3 Purchaser Closing Deliveries. On the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller (or other applicable recipient) the following:

(a) The Initial Purchase Price (shares of common stock of Parent Company), Escrow Amount and other payments to be made by the Purchaser at the Closing pursuant Article III;

(b) a certificate of an officer of the Purchaser as to compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b);

(c) the Escrow Agreement, duly executed by the Purchaser.

9 Note: legal opinions of seller’s attorneys.

51

Article IX
TERMINATION

Section 9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

(a) by mutual written consent of the Purchaser, on the one hand, and the Seller, on the other hand, at any time prior to the Closing;

(b) by the Purchaser by written notice to the Seller if the Closing has not occurred on or prior to 5:00 p.m. (Eastern time) on the date that is within 30days following the date hereof for any reason other than the breach of this Agreement by the Purchaser;

(c) by the Seller by written notice to Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (Eastern time) on the date that is within 30days following the date hereof for any reason other than the breach of this Agreement by either Company or any Seller;

(d) by the Purchaser if any Governmental Entity with jurisdiction over such matters shall have issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) by the Purchaser upon written notice to the Seller, if the Purchaser is not in material breach of any term or condition of this Agreement, and if (i) at any time that any of the representations and warranties of the Company or the Seller herein becomes untrue or inaccurate such that Section 7.2would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(d)); (ii) there has been a breach on the part of the Company or the Seller of any of his, her or its respective covenants or agreements contained in this Agreement such that Section 7.2would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(d)), or (iii) if at any time any condition set forth in Section 7.2 either (A) becomes impossible to perform or satisfy in full or (B) has not been satisfied in full or waived by Purchaser at or prior to the date set forth in Section 8.1 for Closing or the date upon which all other conditions have been satisfied and the Parties are otherwise able to Close (except for conditions required to be satisfied at Closing), and, in the case of (i) and (ii), such breach has not been cured within fifteen (15) days after written notice to the Seller; or

(f) by the Seller upon written notice to the Purchaser, if neither the Company nor the Seller is in material breach of any term or condition of this Agreement, and if (i) at any time that any of the representations and warranties of the Purchaser herein become untrue or inaccurate such that Section 7.3would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)), (ii) there has been a breach on the part of the Purchaser of any of its covenants or agreements contained in this Agreement such that Section 7.3would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)), or (iii) if at any time any condition set forth in Section 7.3 either (A) becomes impossible to perform or satisfy in full or (B) has not been satisfied in full or waived by Purchaser at or prior to the date set forth in Section 8.1 for Closing or the date upon which all other conditions have been satisfied and the Parties are otherwise able to Close (except for conditions required to be satisfied at Closing), and, in the case of (i) and (ii), such breach has not been cured within fifteen (15) days after written notice to the Purchaser.

52

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.1 hereof, this Agreement shall become null and void, and no Party shall have any further liability hereunder, except that (a) the provisions of Section 6.1 (Public Announcements), Section 6.4 (Confidentiality), this Section 9.2 (Effect of Termination) and Article XI (Miscellaneous) hereof, shall remain in full force and effect, and (b) the Purchaser shall remain liable to the Company and the Seller, and the Company and the Seller shall remain liable to the Purchaser for any breach of the respective Party’s or Parties’ representations, warranties, covenants, or agreements under this Agreement prior to such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

Article X
INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Seller10. From and after the Closing, subject to the limitations set forth in this Article X, the Seller and Orlando Taddeo shall indemnify, defend and hold harmless the Purchaser and Parent Company Indemnified Parties in respect of and against, any and all Losses incurred or suffered by any of them arising out of or relating to (a) the breach or inaccuracy of any representation or warranty made by the Company, or the Seller in this Agreement or in any Seller Ancillary Document, whether known or unknown, (in each case without regard to any Material Adverse Effect, “materiality” or similar qualifier contained therein); (b) the breach by the Company or the Seller of any covenant or obligation contained in this Agreement or any Seller Ancillary Document, whether known or unknown; (c) the operation of the Company and the Business prior to Closing; (d) the knowing or unknowing failure to fully convey all of the LimeCom Stock to Purchaser, free and clear of Liens, except VOIP, or to obtain any Required Consent; (e) all (i) Taxes of the Seller for any taxable period, or (ii) Pre-Closing Taxes, whether known or unknown at the time of Closing; (f) any Transaction Expense or portion thereof not paid at Closing as provided in Section 3.3; (g) any claims, whether known or unknown, by any current or former shareholders of LimeCom Inc. (or any of its Affiliates, successors or assigns) or any other Person with respect to any equity, financial or ownership interest in either Company or any right, title or interest in or to the Purchase Price; (h) the failure, whether known or unknown, of the Company to comply with (i) all applicable data protection and privacy laws governing the collection or use of personal information, (ii) any consumer and customer privacy policies or (iii) the requirements contained in the Contracts with customers of the Company pertaining to the collection, use, sharing and protection of personal information and data protection and privacy; (i) any Indebtedness or Liens not paid or released, whether known or unknown at Closing, as provided in Section 3.3; and (j) any claims against the Company which accrued before the Closing date, in any form whatsoever.The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

10 Additional indemnification obligations may be added pending the completion of Purchaser’s due diligence investigation.

53

Section 10.2 Indemnification Obligations of the Purchaser. From and after the Closing, subject to the limitations set forth in this Article X, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties in respect of and against, any and all Losses incurred or suffered by any of them arising out of or relating to (a) the breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any Purchaser Ancillary Document (in each case without regard to any “materiality” or similar qualifier contained therein), (b) any breach by the Purchaser of any covenant or obligation contained in this Agreement or any Purchaser Ancillary Document, and (c) all Taxes of either Company for all taxable periods beginning after the Closing Date (except to the extent resulting from any breach of the representations, warranties, covenants and agreements of the Company or the Seller with respect to Taxes or resulting from actions taken by the Company or Seller prior to Closing). The Losses of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 10.3 Notification and Handling of Claims.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any Action with respect to which such Indemnified Party may be entitled to receive payment from another Party for any Purchaser Losses or any Seller Losses (as the case may be) in accordance with this Article X, such Indemnified Party shall notify the Purchaser or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such Action; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in a material forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or otherwise materially prejudices the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, assuming full responsibility for the Indemnified Party’s Losses relating to such third party complaint or Action, to assume at its expense the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Action if (i) such Action, based on the remedy being sought, could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such Action are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such Action. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Action on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, or if the Indemnifying Party is not entitled to assume the defense of the Action in accordance with the preceding sentence, then the Indemnified Party shall control any defense thereof. In any Action for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

54

(b) No Indemnified Party may settle or compromise any Action or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), settle or compromise any Action or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) would not adversely affect any Tax or other Liability of the Purchaser, any Affiliate of the Purchaser, or either Company, (ii) includes an unconditional release of the Indemnified Party and all of its Affiliates and officers, directors, managers, members, partners, employees, agents and representatives of the foregoing from all liability arising out of such Action and all other Actions arising out of the same or similar facts and circumstances, with prejudice, (iii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party or its Affiliates and (iv) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes in any material respect with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto, including a right that is not based on a third party complaint or Action, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim to the extent known to the Indemnified Party, and subject to the Indemnified Party’s right to update such claim thereafter. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(c), so long as notice is delivered prior to the expiration of the applicable Claims Period. In the event the Indemnifying Party disputes its liability with respect to such claim, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to any such valid claim as determined hereunder, subject to any other limitations hereunder. If the Indemnifying Party fails to give notice to the Indemnified Party that it disputes its liability as to all or any portion of any such claim within fifteen (15) days of receipt of the notice of claim, the Indemnifying Party shall be deemed to conclusively agree to such undisputed claim or portion of a claim, and, within five (5) Business Days following the end of such fifteen (15) day period shall pay to the Indemnified Party in immediately available funds an amount equal to such undisputed amount, or, if the notice of claim includes estimates or contingent amounts, within five (5) Business Days after such amounts become fixed and determined or non-contingent.

55

Section 10.4 Claims Period. All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Indemnified Party shall be entitled to recover for any Loss pursuant to Section 10.1(a) or Section 10.2(a) unless written notice of a claim thereof is delivered to the Indemnifying Party prior to the expiration of the applicable Claims Period. The Claims Period for Losses arising from a breach or inaccuracy of the representations and warranties of each Party shall begin on the date hereof and end on the date within any statute of limitations period that LimeCom or Seller is subject to ; provided that the Claims Period with respect to the following Losses shall be as follows: (a) with respect to any Loss arising from or related to a breach or inaccuracy of the representations and warranties of the Company and the Sellers set forth in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Title; Capital Structure), Section 4.4 (Absence of Restrictions and Conflicts), Section 4.6 (Sufficiency; Title to Assets), Section 4.10 (Compliance with Laws; Permits; PCI Standards), Section 4.12 (Tax Returns; Taxes), Section 4.14 (Employee Benefit Plans), Section 4.16 (Intellectual Property), Section 4.17 (Brokers, Finders and Investment Bankers), Section 4.20 (Affiliate Transactions) and Section 4.22 (Environmental Matters), or resulting from the fraud, intentional misrepresentation, or willful misconduct of either Company or any Seller, the Claims Period shall begin on the date hereof and end on the thirtieth (30th) day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the matter which gave rise to such Loss, and (b) with respect to any Loss arising from or related to a breach or inaccuracy of the representations and warranties of the Purchaser set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3 (Absence of Restrictions and Conflicts) and Section 5.4 (Brokers, Finders and Investment Bankers), or resulting from the fraud, intentional misrepresentation or willful misconduct of the Purchaser, the Claims Period shall begin on the date hereof and end on the thirtieth (30th) day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the matter which gave rise to such Loss. The Claims Period shall begin on the date hereof and continue indefinitely for any Losses arising from a breach of covenants or agreements made by each Party in this Agreement (i.e., such covenants or agreements shall survive until fully performed). Seller and Orlando Taddeo agree that the Indemnification Period shall extend to any applicable statute of limitations in the state of Florida, and the countries of Italy and Ireland.

Section 10.5 Limits of Liability.

(a) Except as expressly set forth herein, and subject to Section 10.5(c), the Sellers’ aggregate indemnification liability pursuant to Section 10.1(a) for all breaches or inaccuracies of the representations and warranties set forth in this Agreement shall not exceed the Purchase Price (the “Indemnification Cap”).

(b) Except as expressly set forth in Section 10.5(c), (i) the Purchaser’s aggregate indemnification liability pursuant to Section 10.2(a) for all breaches or inaccuracies of the representations and warranties set forth in this Agreement shall not exceed the Indemnification Cap.

56

(c) The limitations set forth in Sections 10.5(a) and(b)shall not apply with respect to any Loss resulting from fraud, international misrepresentation or willful misconduct or arising from or related to a breach of the representations and warranties of the Companyor the Sellers set forth in Section 4.1 (Organization);Section 4.2 (Authority);Section 4.3 (Title; Capital Structure); Section 4.4 (Absence of Restrictions and Conflicts);Section 4.6 (Sufficiency; Title to Assets); Section 4.10 (Compliance with Laws; Permits; PCI Standards); Section 4.12 (Tax Returns;Taxes); Section 4.14 (Employee Benefit Plans); Section 4.16 (Intellectual Property);Section 4.17 (Brokers, Finders and Investment Bankers); Section 4.20 (Affiliate Transactions); and Section 4.22 (Environmental Matters) and of the Purchaser set forth in Section 5.1 (Organization); Section 5.2 (Authority); Section 5.3 (Absence of Restrictions and Conflicts); and Section 5.4 (Brokers, Finders and Investment Bankers).

(d) Any Loss of a Purchaser Indemnified Party that becomes due and payable by the Seller pursuant to Section 10.1 shall be paid directly by the Seller.

Section 10.6 Determination of Losses.

(a) The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach or inaccuracy of any such representation or warranty or any assertion by a third party of facts that if true would constitute a breach or inaccuracy thereof, or any breach of any such covenant or agreement by another Party, notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

(b) Notwithstanding any implication to the contrary contained in this Agreement, so long as an Indemnified Party delivers written notice of a claim no later than the last day of the Claims Period relating to such claim, the Indemnifying Party shall be required to indemnify hereunder for all Losses which such Indemnified Party may incur (subject to the Indemnification Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

Section 10.7 Purchase Price Adjustments. Amounts paid to or on behalf of the Sellers or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price.

Section 10.8 Waiver, Release, Discharge and No Contribution.

(a) Effective upon the Closing, except with respect to a claim arising out of this Agreement or the Seller Ancillary Documents or Purchaser Ancillary Documents, the Seller, on behalf of himself or herself, and his or her Affiliates, and each of their respective officers, directors, partners, employees, members, managers, successors, assigns, heirs and executors (collectively, “Releasors”) hereby unconditionally and irrevocably waives, releases and discharges the Company and its respective Affiliates, successors and assigns from any and all Liabilities and Losses of any kind or nature whatsoever (including claims for indemnification pursuant to the Organizational Documents of the Company or applicable Laws and obligations to pay any employment compensation, benefits or other amounts to the Seller for services rendered to the Company for any period prior to Closing), in each case whether absolute or contingent, liquidated or unliquidated, , and each Releasor shall not seek to recover any amounts in connection therewith or thereunder from the Company or Purchaser or their respective Affiliates, successors or assignors.

57

(b) The Seller hereby represents and warrants that neither he, she or it, nor any Releasor for which he, she or it is acting, has assigned any of his, her or its claims released by this Section 10.8 to any other Person on or prior to the date hereof, and covenants and agrees that neither he, she or it nor any such Releasor will assign any such claim.

(c) Each Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against either the Companyor the Purchaser or their respective Affiliates, successors or assigns based upon any matter released pursuant to this Section 10.8.

(d) Notwithstanding anything to the contrary herein, following the Closing, the Company shall not have any Liability to any Seller or any Seller’s Affiliates, officers, directors, members, managers, governors, partners, employees or representatives, as a result of any misrepresentation or breach of representation or warranty by such Company contained in this Agreement, any Schedule hereto, or any Seller Ancillary Document, or in connection with the Acquisition or other transactions contemplated herein or therein, or breach of any pre-Closing covenant or agreement of such Company contained herein or therein, or any other matter subject to indemnification by the Sellerpursuant to this Article X, and effective as of the Closing, each Seller, for himself, herself or itself and his, her or its Affiliates, members, managers, governors, partners, employees and representatives, waives any right of indemnification or contribution against the Company with respect to any Losses for which suchSeller is required to indemnify any Purchaser Indemnified Party hereunder.

Section 10.9 Maximum Contribution. If and to the extent any provision of this Article X is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Article X which is permissible under applicable Law.

Section 10.10 Effect of Waiver of Condition. Neither the Purchaser’s nor the Seller’s right to indemnity pursuant to this Article X shall be adversely affected by its waiver of a condition to Closing set forth in Article VII unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

58

Article XI
MISCELLANEOUS PROVISIONS

Section 11.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered if delivered personally or sent by email or other electronic transmisision (subject to receipt of an appropriate confirmation of transmission) to the persons identified below, one business day following deposit with a reputable overnight courier or following delivery by electronic mail, return receipt requested, or three business days after deposit in the U.S. mail if mailed by certified or registered mail, return receipt requested, addressed as follows:

To the Purchaser:

with a copy to:	Joseph P. Baratta
Baratta, Baratta & Aidala, LLP
546 Fifth Avenue
New York, NY 10036
jpbaratta@barattalaw.com

To the Sellers as follows:

With a copy to:	John Ainsworth
Ainsworth & Clancy
1111 Brickell Avenue
11th Floor
Miami, FL 33131
john@business-esq.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice to either Company shall be addressed and provided to the Sellers if given before the Closing, and shall be addressed and provided to the Purchaser if given after the Closing.

Section 11.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein. Any disclosure contained in any Schedule to this Agreement shall (a) be deemed to have been disclosed only with respect to the representations and warranties contained in this Agreement that reference such Schedule, and shall not be deemed disclosed or deemed an exception to any other representation or warranty contained in this Agreement and (b) refer to the specific Section or sub-Section containing such representation and warranty. The Purchaser acknowledges that disclosure of a matter in response to a representation and warranty containing materiality, Material Adverse Effect, or other qualifications or limitations does not constitute a representation, warranty or acknowledgment by the Company or the Sellers that such matter is material or otherwise falls within such qualifications or limitations. No disclosure on any given Schedule relating to any possible breach or violation of any agreement, instrument, document or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

59

Section 11.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the Purchaser, in the case of an assignment by the Company or the Seller, in the case of an assignment by the Purchaser. Notwithstanding the foregoing, without the prior written consent of the Seller, the Purchaser (and its permitted assigns) may at any time, in its sole discretion, assign, in whole or in part, its rights under this Agreement to (a) any of its Affiliates or (b) any subsequent purchaser of it or any of its divisions or any portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4 Captions. The headings, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5 Controlling Law; Amendment. The making, performance, interpretation, and construction of this Agreement shall be determined and governed exclusively by and in accordance with the laws of the State of Florida, exclusive of any conflict of law rules which may refer to the laws of another jurisdiction. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. Seller agrees that in the event of any judgment against the Company or Orlando Taddeo, the Seller and Orlando Taddeowill cooperate and acknowledge any of said judgment in Italy and Ireland and further agree that Seller and or Orlando Taddeo will consent to the entry of any such judgment against then in Italy and Ireland.

Section 11.6 Waiver of Trial By Jury; Jurisdiction. All litigation relating to or arising under or in connection with this Agreement or any of the Seller Ancillary Documents or Purchaser Ancillary Documents shall be brought only in a United Stated District Court in the Southern District of Florida or a state court located Miami-Dade County, Florida, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Seller Ancillary Documents or Purchaser Ancillary Documents, and each Party hereby irrevocably consents to the jurisdiction thereof for any Actions arising out of or relating to this Agreement or the Seller Ancillary Documents or Purchaser Ancillary Documents. The Parties irrevocably waive trial by jury in any Action relating to this Agreement, the Seller Ancillary Documents or Purchaser Ancillary Documents or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any such Florida court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it may be delivered in Portable Document Format by electronic mail, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

60

Section 11.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof, except for the rights of Purchaser Indemnified Parties and Seller Indemnified Parties expressly provided in Article X (any and all of which may be waived, amended or modified by the Purchaser (for the Purchaser Indemnified Parties) or the Seller (for the Seller Indemnified Parties), as the case may be).

Section 11.9 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party with respect to any covenant, agreement, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.10 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof(except for anyconfidentiality agreements signed between any of the Parties before execution of this Agreement, which the Parties agree will terminate as of the Closing) and constitute the entire agreement among the Parties with respect thereto.

Section 11.11 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.12 Transaction Costs. Except as otherwise expressly provided herein, each Party shall pay his, her or its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby and by the Purchaser Ancillary Documents and the Seller Ancillary Documents, including the fees, costs and expenses of its financial advisors, accountants and counsel, provided that the Seller shall pay and be responsible for all such fees, costs and expenses of the Company incurred prior to the Closing to the extent not paid prior to the Closing or included in the Transaction Expenses paid by the Purchaser pursuant to Section 3.3 (regardless of when the invoices or bills for such fees, costs and expenses are received by the Company). The Seller shall be responsible for all costs and expenses related to obtaining the Required Consents.

Section 11.13 Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.

Section 11.14 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.15 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, in each case without the requirement of posting a bond or proving actual damages.

[Remainder of Page Intentionally Left Blank]

61

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:		COMPANY: Limecom inc.

By:	/s/ Arik Maimon	By:	/s/ Orlando Taddeo
Name: Arik Maimon		Name: Orlando Taddeo
Title: CEO		Title: President

SELLER: HERITAGE VENTURES LTD.		orlando taddeo:

With respect to Section 6.5 only
By:	/s/ Federico Germondani
Name: Federico Germondani		/s/ Orlando Taddeo
Title: Director

ARIK MAIMON:

With respect to Section 6.5 only

/s/ Arik Maimon

Signature Page to Equity Purchase Agreement

Exhibit A

Form of Escrow Agreement

[To be provided separately and agreed mutually by the Parties.]

Signature Page to Equity Purchase Agreement

Exhibit B

Form of Corporate Legal Opinion

[To be provided separately and agreed mutually by the Parties.]

Signature Page to Equity Purchase Agreement